EXHIBIT A

REORGANIZATION AGREEMENT

THIS REORGANIZATION AGREEMENT (“Agreement”) is made and entered into by and between Sun City Industries, Inc., a Delaware corporation (“Corporation”), and shareholders of Yangling Daiying Biological Engineering Co., Ltd., Ms. Guo WenXia; Qiang Li, Jianjun Liu; etc., Yangling Daiying Biological Engineering Co., Ltd., (hereinafter, collectively referred to as the “Subscriber”) “Corporation” and “Subscriber” being collectively referred to as the “Parties”.

P R E A M B L E:

WHEREAS, the Subscriber owns all of the authorized issued and outstanding common stock of Yangling Daiying Biological Engineering Co., Ltd., a corporation organized under the laws of the Peoples Republic of China (the “Subsidiary”); and

WHEREAS, the Subscriber desires to acquire 34,880,000 shares (the “Exchange Stock”) of the Corporation’s common stock, $.001 par value (the “Stock”), which, upon issuance, would constitute approximately 87.2% of the Corporation’s issued and outstanding common stock; and

WHEREAS, the Subscriber, in exchange for the conveyance of all of the common stock in the Subsidiary, which stock constitutes all of the Subsidiary’s issued and outstanding securities (the “Subsidiary Stock”), provided that such conveyance meets the tax free exchange requirements of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Corporation (post reorganization), concurrent with the closing with this Agreement, desires to enter into a Consulting Agreement with Coast to Coast Equity Group, Inc., or its designee (“Consultant”) with such Consulting Agreement being incorporated by reference herein and made a part hereof;

NOW, THEREFORE, in consideration of the premises as well as the mutual covenants hereinafter set forth, the Parties, intending to be legally bound, hereby agree as follows:

W I T N E S S E T H:

ARTICLE ONE

EXCHANGE PROVISIONS

1.1 Exchange

Subject to the conditions hereinafter described, the Corporation shall exchange 34,880,000 shares of its Stock with the Subscriber for all of the issued and outstanding capital stock of the Subsidiary. The Subscriber shall receive the number of shares of Stock set forth on Schedule A attached hereto and made a part hereof. The remaining shares of exchanged stock shall be allocated for the purpose as set forth on Schedule B, attached hereto and made part hereof.

1.2 Closing

The exchange of the Exchange Stock for the Subsidiary Stock shall take place at the offices of Mark C. Perry, P.A., legal counsel to the Corporation, or at such time or different place as the Parties may mutually select. At the Closing:

A.	Representatives of both the Corporation and Subscriber shall be permitted to make a full and complete investigation of the business, properties, customers, financial statements and books and records of each other; (Each shall cause employees, Corporations, representatives and agents to keep confidential all information received from the other Party hereto and shall not permit the use of any such information by employees, Corporations, representatives and agents. This confidentiality covenant shall be binding upon the Parties hereto and shall survive for a period of two (2) years whether or not closing on this Agreement occurs. In the event closing does not occur, the Parties hereto shall promptly return all materials containing such confidential information of such other party and shall delete all electronic documents containing any such confidential information. At the request of a Party, the other Party shall within 10 business days provide an affidavit certifying that such return and/or deletion is complete);

B.	The Subscriber shall tender to the Corporation certificates representing all of the Subsidiary’s issued and outstanding capital stock, duly executed and in proper form for transfer to the Corporation, together with such executed consents, powers of attorney, stock powers and other items as shall be required to convey such Subsidiary Stock to the Corporation in compliance with all applicable laws; and

C.	The Corporation shall tender to the Subscriber the Exchange Stock and such other items as shall be required to convey such Exchange Stock to the Subscriber. The delivery of all certificates and documents required to effectuate this Agreement may be delivered by express mail subsequent to the execution of this Agreement.

D.	The Subscriber representing the majority of the issued and outstanding shares of common stock of the Corporation at the time of Closing hereby agrees to have the Corporation (post reorganization) execute the following agreements: (i) a Consulting Agreement with the Consultant on terms set forth in Section 3.1E herein; and (ii) a Warrant Agreement on terms set forth in Section 3.1E herein. The precise terms of the Consulting Agreement and Warrant Agreement shall be agreed upon at, or prior to, closing. Said execution of these agreements are a condition to closing of this transaction.

1.3 Exemption From Registration

A.     The Subscriber hereby represents, warrants, covenants and acknowledges that:

The Exchange Stock is being issued without registration by American Stock Transfer & Trust Company (the “Transfer Agent”) under the provisions of Section 5 of the Securities Act of 1933, as amended (the “Act”), pursuant to exemptions provided in Sections 3(b), 4(2) or 4(6) thereof;

All of the Exchange Stock shall bear legends restricting its transfer to United States residents or citizens, or its transfer, sale, conveyance or hypothecation within the jurisdictional boundaries of the United States, unless such Stock is either registered under the provisions of Section 5 of the Act and under applicable State securities laws, or an opinion of legal counsel, in form and substance satisfactory to legal counsel to the Corporation is provided, certifying that such registration is not required as a result of applicable exemptions therefrom;

The Corporation’s transfer agent shall be instructed not to transfer any of the Exchange Stock unless the Corporation (post stock exchange) advises it that such transfer is in compliance with all applicable laws;

The Subscriber has examined all of the Corporation’s books and records and has had an opportunity to fully and completely question the Corporation’s officers and directors as to all matters involving the Corporation.

B.     The Corporation hereby represents, warrants, covenants and acknowledges that:

The Subsidiary Stock is being transferred without registration under the provisions of Section 5 of the Act pursuant to exemptions provided in Section 3(b), 4(2) or 4(6) thereof;

All of the Subsidiary Stock shall bear legends restricting its transfer or its sale, conveyance or hypothecation unless such Subsidiary Stock is either registered under the provisions of Section 5 of the Act and under applicable State securities laws, or an opinion of legal counsel is provided certifying that such registration is not required as a result of applicable exemptions therefrom;

The Corporation shall not transfer any of the Subsidiary Stock except in compliance with all applicable laws;

ARTICLE TWO

REPRESENTATIONS AND WARRANTIES

2.1 The Corporation

The Corporation hereby represents and warrants to the Subscriber, as a material inducement to the Subscriber’s entry into this Agreement, that:

A.     The Corporation is, as of the date of this Agreement, a validly existing corporation, organized pursuant to the laws of the State of Delaware, with all legal and corporate authority and power to conduct its business and to own its properties, and it possesses all necessary permits and licenses required in connection with the conduct of its business;

B.     The conduct of the Corporation’s business is in full compliance with all applicable Federal, state and local governmental statutes, rules, regulations, ordinances and decrees;

C.     Pursuant to its Articles of Incorporation, the Corporation is authorized to issue 90,000,000 shares of Common Stock, $.001 par value. At closing, 40,000,000 shares of Stock shall be issued and outstanding. There are no other authorized or outstanding securities of any class or of any kind or character and, except as reflected in this Agreement, there are no outstanding subscriptions, options, warrants or other agreements or commitments (i) obligating the Corporation to issue or sell any additional shares of the Corporation’s capital stock or any options or rights with respect thereto, or any securities convertible into any shares of the Corporation’s capital stock of any class, or (ii) entitling any person or entity to acquire any of such securities;

D.     Upon issuance of the Exchange Stock, the Subscribers and their assigns shall become the owners of 87.2% of the Corporation’s issued and outstanding Stock which shares shall be allocated as set forth on Schedule A and Schedule B attached hereto;

E.     The execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and compliance with the terms of this Agreement shall not result in a breach of any of the terms or provisions of, or constitute a default under, the Articles of Incorporation or By-laws of the Corporation (a true and complete copy of which are annexed hereto as Schedule C; any indenture, agreement or instrument to which the Corporation is a party or by which it or its assets are bound; or any applicable regulation, judgment, order or decree of any governmental instrumentality or court, domestic or foreign, having jurisdiction over the Corporation, its securities or its properties;

F.     The Corporation is not a party to any written or oral agreement of any kind, except as listed on Schedule D hereto;

G.     The Corporation has no liability or obligation, whether by contract, tort, statute or otherwise, whether fixed or contingent, known or unknown, asserted or unasserted, due or to become due, of any kind except as listed on Schedule E;

H.     The Corporation has filed with the appropriate governmental agencies all tax returns and tax reports required to be filed; all Federal, state and local income, franchise, sales, use, occupation or other taxes due have been fully paid or adequately reserved for; and the Corporation is not a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessments been asserted against the Corporation;

I.     There are presently no contingent liabilities, factual circumstances, threatened or pending litigation, contractually assumed obligations or unasserted possible claims which are known to the Corporation, which might result in a material liability. All the legal responsibilities and economic loss of the reorganized corporation due to any lawsuits brought against the Corporation for acts that occurred prior to closing of this transaction shall be the responsibility of the Corporation’s sole officer and director (pre-reoganization). The Subscriber shall be free from any of the above responsibilities and losses that result from such lawsuits.

J.     The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require the consent, authority or approval of any other person or entity except such as have been obtained;

K.     The Corporation is not currently engaged in, and has not engaged during the past year in, any material business or operations;

L.     The board of directors of the Corporation consists of Michael Manion, who has approved of this Agreement and the transactions contemplated hereby by written consent, a copy of which is annexed hereto as Schedule F, and the entering into of this Agreement and the performance thereof has been duly and validly authorized by all required corporate action and does not require any corporate consents other than such as have been unconditionally obtained;

M.     The Corporation’s financial statements filed with the Securities and Exchange Commission have been audited by independent certified public accountants as indicated (approved by the PCAOB), have all been prepared in accordance with generally accepted accounting principles applied on a consistent basis, and fairly present the Corporation’s financial condition, results of operations, assets, liabilities and business as of the dates and for the periods indicated;

N.     The Corporation has complied with all the Rules and Regulations set forth in Chapter 7 of the U.S. Bankruptcy Code which resulted in the final sale of the Corporation on May 23, 2003 as a valid and legal transfer free of all liens, claims and encumbrances.

O.     The Corporation is presently current, and shall be current at Closing, with all of its reporting requirements under the Securities Exchange Act of 1934.

2.2 The Subscriber

The	Subscriber hereby represents and warrants to the Corporation, as a material inducement to the Corporation’s entry into this Agreement, that, to the best of their knowledge after reasonable inquiry:

A.	The Subsidiary owns or leases all of the assets described in the schedule of assets, a copy of which is annexed hereto and made a part hereof as Schedule G, and as of the date of this Agreement no events have occurred nor have any facts been discovered which materially alters the Subsidiary’s assets;

B.	The Subsidiary is, as of the date of this Agreement, a validly existing corporation, organized on November 26, 2001 pursuant to the laws of the Peoples Republic of China and has all corporate authority and power to conduct its business and to own its properties and possesses all necessary permits and licenses required in connection with the conduct of its business;

C.	The conduct of the Subsidiary’s business is in full compliance with all applicable governmental statutes, rules, regulations, ordinances and decrees;

D.	The Subsidiary has 40,000,000 registered capital shares of Common Stock currently issued and outstanding, there being no other outstanding securities of any class or of any kind or character of the Subsidiary and, except as reflected in this Agreement, there being no outstanding subscriptions, options, warrants or other agreements or commitments (i) obligating the Subsidiary, to issue or sell any additional shares of the Subsidiary’s Stock or any options or rights with respect thereto, or any securities convertible into any shares of Stock of any class, or (ii) entitling any person or entity to acquire any of such securities;

E.	The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement shall not result in a breach of any of the terms or provisions of, or constitute a default under, the Articles of Incorporation or Bylaws (if any) of the Subsidiary (a copy of which is annexed hereto as Schedule H; any indenture, agreement or instrument to which the Subsidiary is a party or by which it or its assets are bound; or any applicable regulation, judgment, order or decree of any governmental instrumentality or court, domestic or foreign, having jurisdiction over the Subsidiary, its securities or its properties;

F.	The Subsidiary is not a party to any written or oral agreement which grants an option or right of first refusal or other arrangement to acquire any of its securities or to any agreement that affects the voting rights of any of its securities, nor has the Subsidiary made any commitment of any kind relating to the issuance of shares of any of its securities, whether by subscription, right of conversion, option or otherwise;

G.	The Subsidiary is not a party to any agreement or understanding for the sale or exchange of inventory or services for consideration other than cash or at a discount in excess of normal discount for quantity or cash payment;

H.	The Subsidiary has filed with the appropriate governmental agencies all tax returns and tax reports required to be filed; all income, franchise, sales, use, occupation or other taxes due have been fully paid or adequately reserved for; and the Subsidiary is not a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessments been asserted against the Subsidiary;

I.	The audited financial statement as of August 31, 2003 and December 31, 2002, which have been provided by the Subsidiary and have been prepared in accordance with auditing standards generally accepted in the United States, and fairly present the Subsidiary’s financial condition, statements of operation, cash flows, and owners equity for the periods indicated.

J.	There are presently no contingent liabilities, factual circumstances, threatened or pending litigation, contractually assumed obligations or unasserted possible claims which might result in a material adverse change in the future financial condition or operations of the Subsidiary;

K.	The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require the consent, authority or approval of any other person(s) or entity except such as have been obtained;

L.	No transactions have been entered into either by or on behalf of the Subsidiary, other than in the ordinary course of business nor have any acts been performed (including within the definition of the term performed the failure to perform any required acts) which would adversely affect the good will of the Subsidiary;

M.	The entering into of this Agreement and the performance thereof has been duly and validly authorized by all required corporate action and does not require any consents other than such as have been unconditionally obtained.

ARTICLE THREE
SPECIAL CONDITIONS

3.1 Conditions to Closing

A.	The obligations of each Party to this Agreement are subject to the condition precedent that the other Party’s representations and warranties contained in this Agreement shall be true, correct and complete on and as of the date of Closing with the same effect as though such representations and warranties were made on and as of such date.

B.	At the time of closing, all the original officers, directors, and employees of the Corporation shall have completed their legal resignations.

C.	Prior to Closing, the Corporation’s Director shall elect Dr. Tony N. Frudakis, Ph.D. ,Wenxia Guo, Peiyi Tian, Jianjun Liu, and Huimin Zhang to serve as members of the Board of Directors. Dr. Tony N. Frudakis shall serve as a director of the Board for the next two years without compensation.

D.	The Corporation, as of the closing date, is fully reporting under the Securities Exchange Act of 1934, as amended and is currently trading on the over the counter bulletin board (OTC-BB).

E.	Concurrent with the Closing, the Corporation shall:

(i)	Transfer 34,880,000 shares of the outstanding shares of common stock of the Corporation to the Subscriber;

(ii)	Transfer 1,400,000 shares to be held in escrow for the benefit of Consultant or its assigns by Anslow & Jaclin, LLP until completion of funding for the post reorganized corporation of at least Four Million USD ($4,000,000) within four (4) months of the effective date of the registration statement on Form SB-2, or any other acceptable registration statement, to be paid for by the Corporation. If the Consultant or its assigns fails to raise the above amount of funds for the reorganized corporation within the above stipulated time, it shall result in the unconditional transfer of the 1,400,000 shares to the Subscriber, and shall forfeit its right to an additional three million warrants set forth hereinafter in 3.1 E(iii). If the Consultant or its assigns fulfills the funding responsibilities for Four Million USD ($4,000,000) set forth herein within the stipulated time, the Consultant or its assigns shall be entitled to the release of the 1,400,000 shares as well as an additional three million warrants as set forth. Any of the participants related to this Agreement shall not be entitled to transfer, deposit or deal with this 1,400,000 shares without prior written consent from the Consultant and Corporation (post reorganization).

(iii)	The Consultant shall be responsible for providing sources in raising the four million (USD) in capital and the Corporation shall be responsible for completing the registration of shares noted on Schedule B with the Securities and Exchange Commission to register the shares noted on Schedule B.

         Financing method:

(1)	If the financing of at least $4 million is arranged by Consultant in equity capital of 4 million shares of the Subscriber and the final financing amount reaches $5,000,000 USD, $1 million or any part thereof of that amount exceeding $4 million USD shall be paid to Consultant and exclusively used on behalf of the Corporation for its business activities related to this Agreement (such as promotions). This amount shall be paid to Consultant to perform such services set forth in the Consulting Agreement. Any financing amount exceeding $ 5 million shall be owned by the Corporation (post reorganization);

(2)	If the financing is fulfilled by the Consultant’s sources in a loan up to $10 million at the current prevailing market rate with 4 million shares of the Subscriber as collateral, 1.5% of the loan amount exceeding the $ 4 million financing amount shall be granted as a service fee to the Consultant in a lump sum payment. Neither the shareholders nor the Corporation nor the Consultant shall be entitled to transfer or deal with the 4 million shares as collateral.

The Financing herein before shall be SEC compliant and shall not cause lawsuits to the Corporation (post reorganization). Four (4) million shares of Subscriber’s stock shall be registered and allocated for this purpose. In no event, shall the Consultant act as a broker/dealer in connection with such funding obtained as a result of Consultant’s sources on behalf of Subscriber.

After fulfillment of funding responsibilities set forth in 3.1E(ii) set hereinbefore, Consultant shall be entitled to an additional three million warrants as follows:

500,000 shares at the exercise price of $.75 per share, when the price of the Corporation’s (post reorganized) shares of common stock close at or above $.75 within four (4) months of the effective date of the registration statement filed with the SEC, or such warrants will expire worthless.

800,000 shares at an exercise price of $1.50 per share when the price of the Corporation’s (post reorganized) shares of common stock closes at or above $1.50 within six (6) months of the effective date of the registration statement filed with the SEC, or such warrants will expire worthless.

900,000 shares at an exercise price of $2.50 per share when the price of the Corporation’s (post reorganized) shares of common stock closes at or above $2.50 within nine (9) months of the effective date of the registration statement filed with the SEC, or such warrants will expire worthless

800,000 shares at an exercise price of $3.50 per share when the price of the Corporation’s (post reorganized) shares of common stock closes at or above $3.50 within 12 months of execution hereof or such warrants will expire worthless.

All 3,000,000 warrants will be structured with cashless exercise language and the shares underlying the warrants will be registered in a registration statement filed with the SEC.

As set forth in Section 1.2 D., the reorganized Corporation shall execute a Consulting Agreement with the Consultant which shall relate to the Consultant obtaining financing for the Corporation (post reorganization).

(iv)	Change the name of the Company to CHINA BIOTECH & PHARMACEUTICAL CORP.; and

(v)	Obtain shareholder approval for all of the above.

F.	The Corporation (post reorganization) shall take all corporate actions necessary to form a wholly owned subsidiary and to allow Consultant to complete a spin-off transaction whereby the Corporation will spin-off approximately 95% of the subsidiary and distribute approximately 5% of the subsidiary’s common stock to the Corporation’s shareholders on a pro-rata basis. Consultant shall have full authority to structure this transaction and will bear all related costs. This action shall not take place within the initial thirty (30) days after closing of this transaction. This action will comply with all the relevant rules and regulation and will not cause any liabilities and damage to the reorganized Corporation. This provision shall survive the closing of this transaction.

G.	The reorganized Corporation shall execute a Warrant Agreement with Consultant.

ARTICLE FOUR
MISCELLANEOUS

4.1 Amendment

No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is evidenced by a written instrument, subscribed by the Party against which such modification, waiver, amendment, discharge or change is sought.

4.2 Notice

All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given when signed for or not accepted by the addressee after mailing by recognized overnight courier procuring a signed receipt or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Corporation: Sun City Industries, Inc.

To the Subscriber: Ms. WenXia Guo, Chief Executive Officer

Yangling Daiying Biological Engineering Co., Ltd.

13 floor of apartment A, Jiezuo Plaza, FengYe New City, Xi’an Hi-tech Development Zone, P.R.CHINA 710075 or such other address or to such other person as any Party shall designate to the other for such purpose in the manner hereinbefore set forth.

4.3 Merger

This instrument, together with the instruments referred to herein, contains all of the understandings and agreements of the Parties with respect to the subject matter discussed herein. All prior agreements whether written or oral are merged herein and shall be of no force or effect.

4.4 Survival

The several representations, warranties and covenants of the Parties contained herein shall survive the execution hereof and shall be effective regardless of any investigation that may have been made or may be made by or on behalf of any Party.

4.5 Severability

If any provision or any portion of any provision of this Agreement, other than one of the conditions precedent, or the application of such provision or any portion thereof to any person or circumstance shall be held invalid or unenforceable, the remaining portions of such provision, the remaining provisions of this Agreement, and the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby.

4.6 Governing Law and Venue

This Agreement shall be construed in accordance with the laws of the State of Delaware and any proceeding arising between the Parties in any matter pertaining or related to this Agreement shall, to the extent permitted by law, be held in the State of Delaware, and all of the parties executing this Agreement consent to the jurisdiction of such courts and shall not commence any action relating to this agreement in any other jurisdiction.

4.7 Indemnification

Each Party hereby irrevocably agrees to indemnify and hold the other Parties harmless from any and all liabilities and damages (including reasonable legal or other expenses incidental thereto), contingent or current to which they or any one of them may become subject as a direct, indirect or incidental consequence of any breach by the indemnifying Party of any of its representations or warranties set forth herein. In the event it becomes necessary to enforce this indemnity through an attorney, with or without litigation, the indemnified Party shall be entitled to recover from the indemnifying Party, all costs incurred including reasonable attorneys’ fees throughout any negotiations, trials or appeals, whether or not any suit is instituted.

4.8 Litigation

In any action between the Parties to enforce any of the terms of this Agreement or any other matter arising from this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including reasonable attorneys’ fees up to and including all negotiations, trials and appeals, whether or not litigation is initiated.

4.9 Benefit of Agreement

The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, their successors, assigns, personal representatives, estate, heirs and legatees.

4.10 Captions

The captions in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provisions hereof.

4.11 Number and Gender

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Party or Parties, or their personal representatives, successors and assigns may require.

4.12 Further Assurances

The Parties agree to do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered and to perform all such acts and deliver all such deeds, assignments, transfers, conveyances, powers of attorney, assurances, stock certificates and other documents, as may, from time to time, be required herein to effect the intent and purpose of this Agreement.

4.13 Status

Nothing in this Agreement shall be construed or shall constitute a partnership, joint venture, employer-employee relationship, lessor-lessee relationship, or principal-agent relationship.

4.14 Counterparts

This Agreement may be executed in any number of counterparts. All executed counterparts shall constitute one Agreement notwithstanding that all signatories are not signatories to the original or the same counterpart. Facsimile signatures shall be deemed to be original for purposes of executing this Agreement.

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed effective as of the day of , 2004.

Signed, sealed and delivered In Our Presence:
CORPORATION:
SUN CITY INDUSTRIES, INC.

20 April 2004
Signature     By: /s/ Michael Manion
Print Name     Michael Manion, President

SUBSCRIBER:

Yangling Daiying Biological Engineering Co., Ltd.

Signature     By: /s/ WenXia Guo
Print Name     WenXia Guo, Chief Executive Officer

CONSULTANT:

COAST TO COAST EQUITY GROUP, INC.

Signature     By: /s/ Charles J. Scimeca
Print Name Charles J. Scimeca, President

SCHEDULE A

Wenxia Guo	8,601,600
Xi'an JinYou Sci-tech Investment Management Co., Ltd.	5,376,000
Shaanxi Da Ze Movies & TV Cultural Ad-Spreading Co., Ltd.	2,800,000
Zengfu Li	2,688,000
Qiuling Liu	2,688,000
Tianxi Wang	1,881,600
Cai Ye	1,474,602
Shaaxi YangLing Rui Zhi De Bio-tech Research Institute	1,200,000
Hengli Tang	940,800
Chunying Wang	842,819
Xiuli Fan	672,000
Lipeng Yan	294,000
Jianjun Liu	200,000
Zheqi Yang	134,400
Xiuling Liu	100,000
Guangliang Lu	100,000
Lingzhi Kong	100,000
Bao Li	100,000
Shurong Xie	97,507
Zhinian Ji	87,360
Wei Zhao	87,360
Wenhai Shi	67,200
Fuying Li	67,200
Jiang Luo	67,200
Shulin Zhang	33,600
Yonglie Chu	33,600
Qi Liu	33,600
Tong Zhu	20,160
Chongkai Liao	20,160
Wenge An	17,472
Wenli Xu	16,800
Yaling Liu	10,080
Aiping Pan	6,720
Li Wang	6,720
Zan Tang	6,720
Shouli Xiong	6,720
For funding by going public	4,000,000
Coast to Coast Equity Group	2,800,000
Wenjuan Yao	216,000
Yuwen Yao	144,000
Tingting Wu	348,000
Huilian Song	1,242,000
Blue Lake Capital Corp.	30,000
Stephen M. Cole	20,000
Jing Wang	50,000
Yaozhong Zhu	50,000
Lianne Yau	12,000
Rong Li	12,000
Shaoping Lu	196,000

SCHEDULE B

      116,000

      144,000

      248,000

      842,000

       30,000

       20,000

       50,000

       50,000

       12,000

       12,000

      196,000

    4,000,000

    3,000,000

    1,400,000

    1,400,000

    2,800,000

    1,200,000

      800,000

      800,000

      400,000

      400,000

      365,421

      294,000

      200,000

      134,400

       97,507

       87,360

       87,360

       67,200

       67,200

       67,200

       33,600

       33,600

       33,600

       20,160

       20,160

       17,472

       16,800

       10,080

        6,720

        6,720

        6,720

6,720	registered and issued to Wenjuan Yao

registered and issued to Yuwen Yao.

registered and issued to Tingting Wu

registered and issued to Huilian Song

registered and issued to Blue Lake Capital Corp.

registered and issued to Stephen M. Cole.

registered and issued to Jing Wang.

registered and issued to Yaozhong Zhu.

registered and issued to Lianne Yau.

registered and issued to Rong Li.

registered and issued to Shaoping Lu.

registered for direct funding and promotion

as warrants, bound with prices stipulated in 3.1E (iii) to Coast to Coast Equity Group and/or assigns

issued to Coast to Coast Equity Group and/or assigns

issued to Coast to Coast Equity Group and/or assigns to be held in escrow subject to provisions set forth in the Reorganization Agreement

registered and issued to Shaanxi Da Ze Movies & TV Cultural Advertisement Spreading Co., Ltd.

registered and issued to Shaaxi YangLing Rui Zhi De Bio-tech Research Institute.

registered and issued to Zengfu Li

registered and issued to Tianxi Wang

registered and issued to Cai Ye

registered and issued to Hengli Tang

registered and issued to Qiuling Liu

registered and issued to Lipeng Yan

registered and issued to Xiuli Fan

registered and issued to Zheqi Yang

registered and issued to Shurong Xie

registered and issued to Zhinian Ji

registered and issued to Wei Zhao

registered and issued to Wenhai Shi

registered and issued to Fuying Li

registered and issued to Jiang Luo

registered and issued to Shulin Zhang

registered and issued to Yonglie Chu

registered and issued to Qi Liu

registered and issued to Tong Zhu

registered and issued to Chongkai Liao

registered and issued to Wenge An

registered and issued to Wenli Xu

registered and issued to Yaling Liu

registered and issued to Aiping Pan

registered and issued to Li Wang

registered and issued to Zan Tang

registered and issued to Shouli Xiong

SCHEDULE C

(Corporation’s Articles and By-law)

Restated Certification of Incorporation (1)

Certificate of Renewal, Restoration and Revival of Certificate of Incorporation (1)

Restated Bylaws (1)

1.     Incorporated by reference to Form 8-K filed with the Securities & Exchange Commission on August 8, 2003

SCHEDULE D

(Existing Agreements of Corporation)

None

SCHEDULE E

(Corporation’s Liabilities)

None

SCHEDULE F

(Consent of Corporation)

Written Consent in Lieu of Special Meeting
of Shareholders and Directors

        THE UNDERSIGNED, being all of the Directors and majority of the Shareholders of Sun City Industries, Inc. (the “Corporation”), a corporation organized and operating under the General Corporation Law of the State of Delaware, Chapter 1, Delaware Statutes (the “Act”), pursuant to the permissive provisions of Section 141 and Section 228 of the Act, and in compliance with the requirements of the Corporation’s Articles of Incorporation and Bylaws, hereby take the following actions and adopt the following resolutions:

        Sun City Industries, Inc., a Delaware corporation, by and through Director Dr. Tony Frudakis, and majority shareholder Coast to Coast Equity Group, Inc., for the purposes of taking the following actions without the necessity of a meeting of shareholders pursuant to Delaware law:

        Resolved that the Corporation is authorized to:

(1)	Elect Wenxia Guo, Peiyi Tian, Jianjun Liu, and Humin Zhang, as directors of the Corporation and accept the resignation of Michael Manion;

(2)	Ratify the election of Dr. Tony Frudakis as Director and President by virtue of the Consent dated June 28, 2004;

(3)	Ratify execution of the Reorganization Agreement and Amendment to Reorganization Agreement and close of the transaction, represented by the Reorganization Agreement including all conditions thereto (attached hereto as Exhibit A);

(4)	Agree to be bound by the Consulting Services Agreement and Addendum to Consulting Services Agreement entered into between Coast to Coast Equity Group, a Florida corporation, and YangLing Daiying Biological Engineering Company, Ltd., a Florida corporation, a copy which is attached hereto as Exhibit B;

(5)	Agree to be bound by Warrant Agreement entered into between Coast to Coast Equity Group, Inc., and YangLing Daiying Biological Engineering Company, Ltd., a copy of which is attached hereto as Exhibit C;

(6)	Consummate a spin-off of the transaction wherein the Corporation will spin-off 95% of the subsidiary and create a new entity utilizing the post-closing shareholder base who will receive in the aggregate 5% of the issued shares of the Corporation as set forth in the Reorganization Agreement;

(7)	Amend the Corporation’s Certificate of Incorporation so as to authorize the issuance of additional capital stock, including Preferred Stock of the Company;

(8)	Change the name of the Corporation to Worldwide Biotech & Pharmaceutical Company or a similar name;

(9)	Change the fiscal year to end as of June 30.

         And It Be Further Resolved,

        RESOLVED, that the Corporation’s officers and directors be, and they are hereby authorized, empowered and directed to take all actions necessary, desirable or expedient to effect the purpose of the foregoing.

        DONE, effective this day of August 5, 2004.

DIRECTOR:

        SUN CITY INDUSTRIES, INC.,
        a Delaware corporation

By:     /s/ Tony Frudakis
Dr. Tony Frudakis, Director

  Dated: August 5, 2004

        SHAREHOLDER:

        COAST TO COAST EQUITY GROUP, INC.,
        a Florida corporation

By:     /s/ Charles J. Scimeca
Charles J. Scimeca, Sole Officer,
Director and Shareholder

Dated: August 5, 2004

SCHEDULE G

(Subsidiary Assets)

ASSETS UP TO FEB. 29, 2004

1.	Cash and cash equivalents: 8,274 thousand Chinese Yen (RMB)

2.	Short term investment: 4,250 thousand Chinese Yen (RMB)

3.	Net receivables : 17,700 thousand Chinese Yen (RMB)

4.	Inventory: 44 thousand Chinese Yen (RMB) Original value: 66 thousand Chinese Yen (RMB), Amortized value: 22 thousand Chinese Yen (RMB), Balanced value: 44 thousand Chinese Yen (RMB). See Enc.1

5.	Other current assets: 2,356 thousand Chinese Yen (RMB) equals to Other Net Receivables

6.	Fixed assets: of which,
Ongoing Construction:                        12,806 thousand Chinese Yen (RMB) The list           is not available as the construction has not finished for final accounts.
None production facilities: see attachment 2

7.	Intangible assets: 4,413 thousand Chinese Yen (RMB) The figure was 8000 thousand Chinese Yen (RMB) at the establishing time of Daiying.
3,587 thousand Chinese Yen (RMB) had been amortized. The balance is 4,413 thousand Chinese Yen (RMB).

INEXPENSIVE HIGH CONSUMPTION
PRODUCTS LIST

Yangling Daiying Biological Engineering Co.,Ltd Year: 2004      Unit: RMB

No.		Commodity	Unit	Quantity	Unit Price	Value	Amortization
1		Water carrier	piece	1	200	200	100
2		Desk	piece	21	138.57	2910	1,455
3		Chair	piece	25	84	2100	1,050
4		Leather chair	piece	20	205	4100	2,050
5		Teapoy	piece	1	200	200	100
6		filing cabinet	piece	3	516.67	1550	775
7		Computer desk	piece	6	78.33	470	235
8		Safe	piece	1	900	900	450
9		Code controller	piece	1	360	360	180
10		Phone	set	1	180	180	90
11		Bag	piece	1	330	330	165
12		Binding machine	set	1	380	380	190
13		Paper-cutting machine	set	1	600	300	300
14		Shower machine	set	6	340	2040	1,020
15		Curtain	set	10	143	1430	715
16		Board	piece	1	1200	1200	60
17		Sofa	piece	2	650	1300	650
18		Binding machine	set	1	90.1	90.1
19		2decker cabinet	piece	1	160	160
20		4decker cabinet	piece	1	450	450
21		Newspaper stand	piece	1	80	80
22		ping-pong table	set	1	1450	1450
23		Iron cabinet	piece	3	540	1620
24		Deck cabinet	piece	2	450	900
25		Paper-cutting machine	set	1	580	580
	TOTAL					25280.1	10,125

INEXPENSIVE HIGH CONSUMPTION
PRODUCTS LIST

Yangling Daiying Biological Engineering Co.,Ltd Year: 2004      Unit: RMB

No	Commodity	Unit	Quantity	Unit Price	Value		Amortization
1	Sterilization cabinet	Set	2	705	410		705
2	chair	Piece	10	130	300		650
3	cabinet	Piece	1	600	600		300
4	Fan	Set	1	510	510		255
5	cart	Set	1	420	420		210
6	Glasses	Set	2	859.5	1719		859.5
7	Shower machine	Set	1	724	724		362
8	Mixer	Set	1	482.4	482.4		241.2
9	Feeder	Set	1	275	275		637.5
10	CO2bottle	Piece	2	473	946		473
11	Stool	Piece	2	40	80		40
12	Sterilization pot	Set	1	900	900		450
13	Electrophoresis apparatus	Set	3	506.67	1520		760
14	Watering pot	Set	1	740	740		370
15	Lowspeed centrifuge	Set	1	690	690		345
16	Plate Balance	Set	1	900	900		450
17	Stand balance	Set	1	100	100		50
18	O2 instrument	Set	1	220	220		110
19	Nitrogen bottle	Piece	1	500	500
	TOTAL				15036	.4	7,268.2

INEXPENSIVE HIGH CONSUMPTION
PRODUCTS LIST

Yangling Daiying Biological Engineering Co.,Ltd  Year: 2004     Unit: RMB

No.	Commodity	Unit	Quantity	Unit Price	Value	Amortization
1	Soft bed	Piece	10	268	2680	1340
2	Hard bed	Piece	10	178	1780	890
3	Cabinet	Piece	7	71.43	500	250
4	Curtain	Set	5	242.4	121	606
5	TV cabinet	Piece	1	600	600	300
6	Book cabinet	Piece	1	380	380	190
7	Door	Piece	1	470	470	235
8	Bicycle		1	200	200	100
9	Gas absorber	Set	2	364	728	364
10	Gas stove	Set	1	100	100	50
11	Pan	Piece	1	188	188	94
12	Table	Piece	1	130	130	65
13	Stool	Piece	10	7	70	35
14	Fan	Piece	3	66	198	99
	TOTAL				9236	4,618

Yangling Daiying Biological Engineering Co.,Ltd  Year: 2004     Unit: RMB

No.	Commodity	Unit	Quantity	Unit Price		Value		Amortization
1	UV lamp	Set	3	750		500
2	Mixing apparatus	Set	1	480		480
3	Shaking apparatus	Set	1	320		320
4	PH apparatus	Set	1	830		830
5	Sterilization pot	Set	1	700		700
6	Glasses	piece	1	810		810
7	Book	Set	26	43		1110	.6
8	Filing cabinet	piece	1	420		420
9	Side cabinet	piece	4	803		210
10	Tube stand	piece	3	90		270
11	Drug cabinet	piece	1	820		820
12	Plate with cover	piece	4	12		48
13	Plate with square cover	piece	4	9		36
14	Sulphuric acid	piece	4	22		88
15	Scissor	piece	3	13.	5	40.5
16	Hemostat	piece	2	20		40
17	Sofa	piece	1	395		395
18	Thermograph	piece	2	13		26
19	Desk	piece	2	260		520
20	Chair	piece	8	60		480
21	Fax machine	Set	1	980		980
22	Drinking machine	Set	2	130		260
23	Production bottle	piece	1	99.8		99.	8
24	Rubber plate	KG	50	6.01		301
25	Newspaper shelf	piece	1	80		80
26	Round stool	piece	6	70		420
27	Digital PH indicator	piece	1	830		830
28	4hole watering pot	Set	1	640		640
	TOTAL					16504	.9
	GRAND TOTAL					66057	.4	22,011.2

Account List of Projects under Construction

Name of company: Yangling Dai Ying Biological Engineering Co., Ltd.
Accounting period:February, 2004
Subject of list:(16030101)Projects under construction - Experiment Base - Equipment
Currency: RMB

Date	Serial No. of Voucher	Explanation	debit	credit	balance
2004-02-01 2004-02-09 2004-02-25 2004-02-25 2004-02-25 2004-02-25 2004-02-25 2004-02-25 2004-02-25 2004-02-26 2004-02-26 2004-02-26 2004-02-26 2004-02-26 2004-02-26 2004-02-29 2004-02-29	Rec.-12 Rec.-59 Rec.-60 Rec.-61 Rec.-62 Rec.-63 Rec.-64 Rec.-65 Rec.-66 Rec.-67 Rec.-68 Rec.-69 Rec.-70 Rec.-71	Capital costs Capital costs Capital costs Capital costs Capital costs Capital costs Capital costs Capital costs Capital costs Capital costs Capital costs Capital costs Capital costs Capital costs	200.00 355,000.00 130,000.00 47,000.00 326,000.00 72,000.00 142,000.00 65,000.00 64,000.00 31,000.00 170,000.00 12,500.00 73,000.00 115,000.00 1,602,700.00 1,602,700.00	861,835.00
862,035.00
1,217,035.00
1,347,035.00
1,394.035.00
1,720,035.00
1,792,035.00
1,934,035.00
1,999,035.00
2,063,035.00
2,094,035.00
2,264,035.00
2,276,535.00
2,349,535.00
2,464,535.00
2,464,535.00
2,464,535.00

Account List of Projects under Construction

Name of company: Yangling Dai Ying Biological Engineering Co., Ltd.
Accounting period:February, 2004
Subject of list:(16030102)Project under construction — Experiment Base – Factory Building
Currency: RMB <pre>

Date	Serial No. of Voucher	Explanation	debit	credit	balance
2004-02-01 2004-02-01 2004-02-09 2004-02-19 2004-02-25 2004-02-29 2004-02-29	Rec.-2 Rec.-13 Rec.-50 Rec.-58	Advance electric charge Capital costs Buy door Capital costs	85.00 2,400.00 400,000.00 402,485.00 791,993.90	6,538.00 6,538.00 10,357.74	9,052,677.70 9,046,139.70 9,046,224.70 9,048,624.70 9,448,624.70 9,448,624.70 9,448,624.70

Account List of Projects under Construction

Name of company: Yangling Dai Ying Biological Engineering Co., Ltd.
Accounting period:February, 2004
Subject of list:(16030103)Project under construction — Experiment Base — Entertainment Expense
Currency: RMB

Date	Serial No. of Voucher	Explanation	debit	credit	balance
2004-02-01 2004-02-29 2004-02-29					2,521.00 2,521.00 2,521.00

Account List of Projects under Construction

Name of company: Yangling Dai Ying Biological Engineering Co., Ltd.
Accounting period:February, 2004
Subject of list:(16030104)Project under construction — Experiment Base — Design Expense
Currency: RMB

Date	Serial No. of Voucher	Explanation	debit	credit	balance
2004-02-01 2004-02-29 2004-02-29					170,006.00 170,006.00 170,006.00

Account List of Projects under Construction

Name of company: Yangling Dai Ying Biological Engineering Co., Ltd.
Accounting period:February, 2004
Subject of list:(16030105)Project under construction — Experiment Base — Office Expense
Currency: RMB

Date	Serial No. of Voucher	Explanation	debit	credit	balance
2004-02-01 2004-02-10 2004-02-16 2004-02-29 2004-02-29 2004-02-29 2004-02-29 2004-02-29	Rec.-24 Rec.-42 Rec.-74 Rec.-81 Rec.-82		2,950.00 4,360.57 7,100.00 994.00 248.50 15,653.07 25,675.07	179,375.93 182,325.93 186,686.50 193,786.50 194,780.50 195,029.00 195,029.00 195,029.00

Account List of Projects under Construction

Name of company: Yangling Dai Ying Biological Engineering Co., Ltd.
Accounting period:February, 2004
Subject of list:(16030106)Project under construction — Experiment Base — Material Expense
Currency: RMB

Date	Serial No. of Voucher	Explanation	debit	credit	balance
2004-02-01 2004-02-29 2004-02-29					21,328.50 21,328.50 21,328.50

Account List of Projects under Construction

Name of company: Yangling Dai Ying Biological Engineering Co., Ltd.
Accounting period:February, 2004
Subject of list:(16030107)Project under construction — Experiment Base — Quality Supervisory Control Expense
Currency: RMB

Date	Serial No. of Voucher	Explanation	debit	credit	balance
2004-02-01 2004-02-29 2004-02-29					70,000.00 70,000.00 70,000.00

Account List of Projects under Construction

Name of company: Yangling Dai Ying Biological Engineering Co., Ltd.
Accounting period:February, 2004
Subject of list:(16030108)Project under construction — Experiment Base – Land Expropriation
Expense Currency: RMB

Date	Serial No. of Voucher	Explanation	debit	credit	balance
2004-02-01 2004-02-29 2004-02-29					433,754.25 433,754.25 433,754.25

FIXED ASSETS 2001-2004

Entering Date 2001		Commodity	Depreciation	Original Value
2002-1-1	none production use	Fortune ball	5 years	1,500
2002-1-1	none production use	Meeting table	5 years	8,100
2002-1-1	none production use	Desks	5 years	13,000
2002-1-1	none production use	Sofa	5 years	7,500
2002-1-1	none production use	File cabinet	5 years	1,800
2002-1-1	none production use	GL Traveling Car	5 years	406,934
2002-1-1	none production use	Portable computer	5 years	14,500
2002-1-1	none production use	Greatwall computer	5 years	33,000
2002-1-1	none production use	Philip computer	5 years	10,720
2002-1-1	none production use	TV set	5 years	1,880
2002-1-1	none production use	Carpet	5 years	3,588
2002-1-1	none production use	Siemens mobile	5 years	3,260
2002-1-1	none production use	GL printer	5 years	5,650
2002-1-1	none production use	Plastic-steel sofa	5 years	1,300
2002-1-1	none production use	Cabinet	5 years	1,800
2002-1-1	none production use	Glass table	5 years	1,350
2002-1-1	none production use	Media Air conditioner	5 years	6,800
2002-1-1	none production use	Sofa, teapoy	5 years	1,500
2002-1-1	none production use	Mobile	5 years	8,640
2002-1-1	none production use	Color printer	5 years	1,400
TOTAL				534,222

FIXED ASSETS 2001-2004

Entering Date
2001		Commodity	Depreciation	OriginalValue
2002-1-1	production use	Santana car	5 years	193,000
2002-1-1	production use	Refrigerator	5 years	1,600
2002-1-1	production use	Ice cabinet	5 years	1,200
2002-1-1	production use	36wg Media air conditioner	5 years	3,960
2002-1-1	production use	2p air conditioner	5 years	6,800
2002-1-1	production use	1.5p air conditioner	5 years	1,700
2002-1-1	production use	Kelon refrigerator1821	5 years	1,500
2002-1-1	production use	Kelon refrigerator2031	5 years	1,390
2002-1-1	production use	Kelon refrigerator1911	5 years	2,736
2002-1-1	production use	Kelon refrigerator2521	5 years	3,200
2002-1-1	production use	Experiment desk	5 years	18,681
2002-1-1	production use	Desk	5 years	1,800
2002-1-1	production use	AL. net	5 years	3,380
2002-1-1	production use	Drug cabinet	5 years	4,040
2002-1-1	production use	Consistent heat oscillator	5 years	4,580
2002-1-1	production use	EP electrophoresis apparatus	5 years	1,180
2002-1-1	production use	UV Spectro Photometer	5 years	4,480
2002-1-1	production use	XC40D centrifuge	5 years	5,790
2002-1-1	production use	High speed table centrifuge	5 years	15,900
2002-1-1	production use	Incubator	5 years	2,780
2002-1-1	production use	Drying cabinet	5 years	4,500
2002-1-1	production use	Biosafety cabinet	5 years	9,050
2002-1-1	production use	MDF ultra low	5 years	44,000
		temperature refrigerate
2002-1-1	production use	CO2 incubator	5 years	44,000
2002-1-1	production use	XC40 refrigerator	5 years	10,500
2002-1-1	production use	2916 TV SET	5 years	5,910
2002-1-1	production use	Nitrogen liquid tube	5 years	3,515
2002-1-1	production use	Microscope	5 years	11,500
2002-1-1	production use	Non-germ desk	5 years	10220
2002-1-1	production use	Working desk	5 years	5,120
2002-1-1	production use	Projecting apparatus	5 years	40,000
2002-1-1	production use	Computer	5 years	6,100
2002-1-1	production use	High speed centrifuge	5 years	671,870
2002-1-1	production use	Power distribution cabinet	5 years	1,3000
TOTAL				1,158,982

FIXED ASSETS 2001-2004

Entering Date
2002		Commodity	Depreciation	Original
2002-1-14	non production use	BUICK Car (One)	9 years	401,642
2002-5-1	non production use	ELEX Refrigerator	5 years	1,840
2002-5-1	non production use	ELEX Washing Machine	5 years	1,272
2002-5-1	non production use	ELEX Cold Cabinet	5 years	3,279
2002-6-11	non production use	Air Conditioner 1 Set	5 years	4,160
2002-7-24	non production use	KINGDEE General Financial	5 years	4,500
		Statements
2002-8-1	non production use	AUX Air Conditioner 2 Sets	5 years	3,000
2002-8-1	non production use	Sofa 2 Sets	5 years	2,300
2002-12-1	non production use	Aux Refrigerator 1set	5 years	1,839
2002-12-1	non production use	Aux Washing Machine 1set	5 years	1,272
2002-12-1	non production use	Panda TV Set 1 Set	5 years	1,698
2002-12-1	non production use	Chair1set	5 years	1,200
TOTAL				428,002

2002
2002-1-3	production use	Mobile 1 SET	5 years	1,790
2002-1-9	production use	Desks 2 sets	5 years	3,000
2002-1-16	production use	Haier refrigerator 1 set	5 years	2,240
2002-1-24	production use	Digital balance 1 set	5 years	3,250
2002-1-24	production use	Breaking apparatus	5 years	8,700
2002-1-24	production use	Drying machine 1 set	5 years	2,250
2002-1-24	production use	Incubator 1set	5 years	2,800
2002-2-21	production use	Plate reader 1 set	5 years	36,000
2002-2-21	production use	Plate washing 1 set	5 years	24,000
2002-2-28	production use	-86?refrigerator	5 years	28,690
2002-3-27	production use	UV reader	5 years	8,296
2002-3-27	production use	Portable computer 1 set	5 years	29,772
2002-7-16	production use	Biosafety cabinet	5 years	10,580
2002-9-18	production use	BPS digital balance 1 set	5 years	16,150
2002-9-18	production use	MP digital balance 1 set	5 years	3,230
2002-10-1	production use	SC Nitrogen bottle 1 set	5 years	15,000
2002-12-1	non production use	Computer1 set	5 years	5,998
2002-12-1	non production use	Digital camera 1set	5 years	12,600
TOTAL				214,346

FIXED ASSETS 2001-2004

Date
2003		Commodity	Depreciation	Original
2003-4-17	production use	Incubator	5 years	2,996
2003-4-17	production use	12channe liquid carrier	5 years	2,500
2003-4-17	production use	8channel liquid carrier	5 years	2,340
2003-5-1	production use	Camera	5 years	8,670
2003-6-4	production use	Water purification machine	5 years	44,984
2003-6-4	production use	Portable computer	5 years	14,108
2003-7-1	production use	High speed centrifuge	5 years	-671,870
2003-9-26	production use	Aucma refrigerator	5 years	3,195
2003-9-30	production use	Vaccine packing machine	5 years	2,750
2003-9-30	production use	Code printer	5 years	3,020
TOTAL				-587,307

2003
2003-4-1	non production use	Mobile scrap	5 years	-3,260
2003-5-1	non production use	Mobile	5 years	4,650
2003-10-1	non production use	Fax machine 1set	5 years	3,000
2003-10-1	non production use	Cyclostyle1set	5 years	5,200
2003-10-1	non production use	TCL computer 1set	5 years	5,700
2003-12-16	non production use	Book cabinet 2 sets	5 years	2,900
TOTAL				18,190

2004
2004-2-12	non production use	Computer 2sets	5 years	9,000
2004-2-12	non production use	Fax machine 1 set	5 years	1,150
2004-2-12	non production use	Cyclostyle 1 set	5 years	5,000
2004-2-18	non production use	Furniture 1set	5 years	1,900
TOTAL				17,050

SCHEDULE H
(Subsidiary Articles and By-law)
(attached hereto)

ARTICLES OF ASSOCIATION
FOR
YANGLING DAIYING
BIOLOGICAL ENGINGEERING CO., LTD.

September 23, 2003

INDEX

CHAPTER 1 GENERAL PROVISIONS
CHAPTER 2 THE PURPOSE, SCOPE & SCALE OF THE BUSINESS
CHAPTER 3 SHARES
           SECTION 1 STRUCTURE OF THE SHARES
           SECTION 2 INCREASE, DECREASE & REPURCHASE OF THE SHARES
           SECTION 3 TRANSFERS OF THE SHARES
CHAPTER 4 SHAREHOLDERS & CONFERENCE OF SHAREHOLDERS
           SECTION 1 SHAREHOLDERS
           SECTION 2 SHAREHOLDERS' CONFERENCES
           SECTION 3 PROPOSALS OF CONFERENCE OF THE SHAREHOLDERS
           SECTION 4 RESOLUTIONS OF CONFERENCE OF THE SHAREHOLDERS
CHAPTER 5 BOARD OF DIRECTORS
           SECTION 1 MEMBERS OF THE BOARD OF DIRECTORS
           SECTION 2 BOARD OF DIRECTORS
           SECTION 3 SECRETARY OF THE BOARD OF DIRECTORS
CHAPTER 6 GENERAL MANAGER
CHAPTER 7 BOARD OF SUPERVISORS
           SECTION 1 SUPERVISOR
           SECTION 2 BOARD OF SUPERVISORS
           SECTION 3 RESOLUTIONS OF THE BOARD OF DIRECTORS
CHAPTER 8 FINANCIAL AND ACCOUNTING SYSTEMS, PROFIT
                     DISTRIBUTION AND AUDITING
           SECTION 1 FINANCIAL AND ACCOUNTING SYSTEM
           SECTION 2 INTERNAL AUDITING
           SECTION 3 EMPLOYMENT OF ACCOUNTANT OFFICE
CHAPTER 9 NOTICES AND ANNOUNCEMENTS
CHAPTER 10 MERGER, DIVISION, DISSOLUTION AND LIQUIDATION
                  SECTION 1 MERGER AND DIVISION
           SECTION 2 DISSOLUTION AND LIQUIDATION
CHAPTER 11 AMENDMENT OF ARTICLES OF ASSOCIATION
CHAPTER 12 SUPPLEMENTARY ARTICLES

CHAPTER 1 GENERAL PROVISION

Article 1 This Articles of Association is formulated in accordance with the Company Law of the People’s Republic of China (hereinafter called the Company Law) in order to protect the legitimate rights and interests of Yangling Daiying Biological Engineering Co., Ltd. (hereinafter called the Company), shareholders and creditors, and to standardize the organization and activities of the Company.

Article 2 The Company is a company limited by shares established in accordance with the Company Law.

Article 3 The registered name of the Company shall be Yangling Daiying Biological Engineering Co., Ltd.

Article 4 The Legal address of the Company is: F3.North Chuang Ye Building, YangLing Agricultural Hi-tech Development Demonstration Zone, Shaanxi, China.

Article 5 The Registered Capital of the Company is RMB 40,000,000.00.

Article 6 The chairman of the Board of Directors is the legal representative of the Company.

Article 7 The entire assets of the Company are divided into shares of equal value and shareholders shall be liable to the company to the extent of the shares held by them. The Company is liable for the debts of the company with all its assets.

Article 8 Articles of Association shall be the file with legal binding on the Company’s organization and activity, right and obligation relations between the Company and the shareholders and between shareholders from the effective date. Article 9 In this Articles of Association, the term “other senior management” refers to the Company’s deputy general managers, accounting directors and secretary of the Board of Directors.

CHAPTER 2 THE PURPOSE, SCOPE AND SCALE OF THE BUSINESS

Article 10 The Company’s Purposes of the Business are: taking scientific and technological advancement as motive force, adopting modern management and operating in accordance with the Law; serving the customers with top quality products, technologies and credit standing; continuously extending the business scale, achieving great benefit, providing best investment returns for all the shareholders, and creating good social benefit.

Article 11 The business scope and scale of the Company: viral research, vaccine, genetic transferring vector, biological technology and engineering, sale and technology consulting and services; exporting business of products and technologies of the Company; importing business of raw and secondary materials, apparatus and instruments, parts and fittings, and technologies needed by the Company, except for goods limited or prohibited by national authorities. Processing of import materials and PA&C business; Production of medicines in hard capsule, granule and pill.

CHAPTER 3 SHARES
SECTION 1 STRUCTURE OF THE SHARES

Article 12 Shares in the Company take the form of share certificates.

Article 13 All shares of the Company shall be common shares and shall have the same rights and benefits.

Article 14 The par value of the shares of the Company shall be indicated by RMB, and each share shall be RMB 1 in par value.

Article 15 All Shares of the Company shall be in the form of registered share certificates, and shall be in trust in Shaanxi Shares Trust Centre.

Article 16 The total shares of the Company shall be 40 million shares. All of the shares shall be subscribed by shareholders, and the share structure is indicated in the shareholders roll.

Article 17 The Company and/or the subsidiary of the Company shall not provide any financial aid to the shareholders in form of bestowal, advance payment to be paid back later, sponsion, compensation or loan.

SECTION 2 INCREASE, DECREASE AND REPURCHASE OF SHARES

Article 18 The Company may increase its registered capital based on its operation and development. The increase of the registered capital shall be in accordance with relevant laws and regulations, approved by a resolution of the Shareholders Conference, and in following methods:

1)     to issue new shares to the public;
2)     to place new shares to the existing shareholders;
3)     to distribute bonus shares in proportion to the existing shareholders;
4)     to convert the common reserve fund of the Company to capital;
5)     other methods pursuant to laws and administrative regulations, and approved by relevant government authorities.

Article 19: The Company may reduce its registered capital in accordance with Articles of Association. The registered capital shall be reduced in accordance with the Company Law and other relevant rules and regulations, and following the procedures stipulated in Articles of Association.

Article 20: Upon passing through the procedures stipulated in the Articles of Association, and upon approval of the relevant responsible authorities, the Company may repurchase its shares under the following circumstances:

1)     to cancel shares of the Company in order to decrease the Company’s capital. to merge with other companies holding shares of the Company.

The Company shall not make purchase or put on sell of any shares of the Company excepting under the above-mentioned circumstances.

Article 21 The Company may repurchase its shares in one of the following methods:
1)     Make repurchase offerings in same proportion to all shareholders;
2)     Reach repurchase agreements with individual shareholders upon approval by the Shareholders Conferences;
3)     Other methods pursuant to laws and administrative regulations, and approved by relevant government authorities.

Article 22 Within ten days following the purchase of the Company’s own share certificates, the Company shall cancel that portion of its shares and apply for changing registration of its registered capital with the original Industrial and Commercial Administration authority.

SECTION 3 TRANSFER OF SHARES

Article 23 Shares of the Company shall be transferred in accordance with the national laws and regulations.

Article 24 The Company shall not accept the Company’s own share certificates as collateral.

Article 25 Shares of the Company held by a promoter of the Company shall not be transferred for three years after the Company’s establishment.

CHAPTER 4 SHAREHOLDERS & CONFERENCE OF SHAREHOLDERS
SECTION 1 SHAREHOLDERS

Article 26 Shareholders of the Company shall be natural persons or legal persons who legally hold shares of the Company. The shareholders shall enjoy the right of, and be liable to, the Company to the extent of the shares held by them.

Article 27 The Company shall establish a register of shareholders setting out the following:
(1)     names and domiciles of the shareholders.
(2)     quantity of shares held by the shareholders;
(3)     serial numbers of the share certificates held by the shareholders.
(4)     dates when the shareholders get their share certificates.

Article 28 When the shareholder’s qualifications need to be confirmed during actions such as holding the Shareholders Conferences, distributing the profits, making liquidations, etc., only the shareholders registered on record on the shares registration day decided by the Board of Directors shall be deemed as qualified shareholders.

Article 29 The shareholders of the Company shall have the following rights:
1)     to enjoy dividends and other forms of benefits distribution in proportion of the shares held by them.
2)     to attend or to appoint proxies to attend the shareholders’ meetings.
3)     to exercise voting rights at shareholders’ meetings in accordance with the proportions of their capital contribution.
4)     to exercise supervision, make proposals or inquires in respect of the company’s operations.
5)     to exercise transfer, bestowal, hypothecation of the shares held by them pursuant to laws, administrative regulations and Articles of Association.
6)     to obtain relevant information and data pursuant to laws and Articles of Association including the following:
   1. Articles of Association
   2. data of the shares held by themselves.
   3. resolution and minutes of the Shareholders Conferences;
   4. interim reports or annul reports.
   5. total amount of the capital stock and the shares structure of the Company.
7)     to take part in the allocation of the remaining properties of the Company in proportion of the shares held by them during the termination or liquidation of the Company;
8)     If any resolution adopted by the Shareholders’ Conference or the Board of Directors violates any law or administrative regulation or infringes the lawful rights and interests of the shareholders, shareholders have the right to initiate proceedings in the people’s court to require that such acts of violation or infringement be stopped.
9)     To exercise other rights granted by laws, administrative regulations and Articles of Association.

Article 30 The shareholders of the Company shall bear obligations to:
(1)     abide by Articles of Association
(2)     pay for their shares in accordance with the quantity and their methods of buying shares.
(3)     the withdrawal of shares shall not be permitted except for under the circumstances stipulated by laws and regulations.
(4)     other obligations pursuant to laws, administrative regulations and Articles of Association.

Article 31 In the event that a shareholder takes his shares as collateral, the shareholder shall report to the Company three days after the event taking place.

Article 32 When holding shareholders of the Company exercise their voting rights, they shall not make decisions which harm the legitimate rights and interests of the Company and the rest shareholders of the Company.

Article 33 In this Articles of Association, the terms “holding Shareholder” refers to shareholder who meets the following requirements
1)     who may elect more than half of the total members of the Board of Directors when he or she takes actions solely, or takes unanimous actions with others.
2)     who may exercise, or control the exercise of, more than thirty percent of the total voting rights of the Company when he or she takes actions solely, or takes unanimous actions with others.
3)     who may hold more than thirty percent of the total shares of the Company when he or she takes actions, or takes unanimous actions with others.
4)     who may actually control the Company in other methods when he or she takes actions, or takes unanimous actions with others.

In this Article, the term “unanimous action” refers to the action when two or more than two persons manage to control, or to consolidate the control of the Company by means of gaining voting rights of the Company by one of them, upon agreements whether in oral or in written forms.

SECTION 2 CONFERENCE OF SHAREHOLDERS

Article 34 The Shareholders’ Conference is authoritative organization of the Company which exercises the following powers in accordance with law:
(1)     to decide on the company’s operational policies and investment plans;
(2)     to elect and replace directors and decide on matters relating to the remuneration of directors;
(3)     to elect and replace the supervisors who are representatives of the shareholders and decide on matters relating to the remuneration of supervisors;
(4)     to examine and approve reports of the Board of Directors;
(5)     to examine and approve reports of the Board of Supervisors;
(6)     to examine and approve the company’s proposed annual financial budget and final accounts;
(7)     to examine and approve the company’s profit distribution plan and plan for recovery of losses;
(8)     to decide on increases in or reductions of the company’s registered capital;
(9)     to decide on the issue of bonds by the company;
(10)     to decide on issue such as merger, division, dissolution and liquidation of the company and other matters;
(11)     to amend the company’s articles of association.
(12)     to decide on the engagement or dismissal of an accountant office.
(13)     to examine and approve the proposals by the shareholders representing those holding five percent or more of the total issued and outstanding voting shares.
(14)     to examine and approve other matters which shall be decided by the Shareholders Conferences in accordance with laws, regulations and Articles of Association.

Article 35 The Shareholders’ Conferences shall consist of annul meetings and interim meetings. Annul meetings shall be held once every year, and shall be held within six months from the ending of the last fiscal year.

Article 36 An interim shareholders’ conference shall be held within two months under any of the following circumstances:
(1)     the number of directors is less than tow-thirds of the number of directors required by this Law or of the number of directors specified in the company’s articles of association;
(2)     the unrecovered losses of the company’s capital reach one-third of the company’s total share capital;
(3)     upon request in written by an individual shareholder, or shareholders jointly, holding ten per cent or more of the shares of the company ( not including voting proxy );
(4)     when deemed necessary by the Board of Directors;
(5)     when the Board of Supervisors proposes convening it; and
(6)     other circumstances stipulated by this Articles of Association.

Article 37 An interim shareholders’ conference shall not adopt resolutions on matters not stated in the notice stipulated hereinafter, unless all the shareholders of the Company are at present at the meeting, and the resolution has been approved by shareholders with two-thirds or more of the voting rights present at the meeting.

Article 38 Convening the Shareholders’ Conferences is the responsibility of the chairman of the Board of Directors in accordance with Law and such meetings are presided over by the chairman. If the chairman is unable to perform his duties for a particular reason, the vice-chairman or another director designated by the chairman presides over the meeting. If the chairman and vice-chairmen are unable to perform their duties for a particular reason, and there is no person designated by the chairman to preside over the meeting, an shareholder designated by all the shareholders presenting the meeting presides over the meeting. If the shareholders presenting the meeting can not designate a person to preside over the meeting for any reasons, the meeting shall be presided over by the shareholder or his/her proxy present at the meeting with the most voting rights among all of the shareholders present at the meeting.

Article 39 When convening a Shareholders’ Conference, notice shall be given in written by the Board of Directors to all shareholders registered on record thirty days before the meeting.

Article 40 The notice shall state the following matters to be considered at the meeting:
(1)     date, address and term of the meeting.
(2)     matters to be examined by the meeting;
(3)     to state in clear words: All of the shareholders shall have the right to present and to vote, or appoint their proxies to present and to vote, at the Shareholders Conference. The proxy may not necessarily be a shareholder of the Company.
(4)     the date for registration of shares designated by the Board of Directors.
(5)     time and address for the arrival of power of attorney of the voting rights.
(6)     name and telephone number of the permanent linkman who is in charge of the affairs of the meeting.

Article 41 The shareholders shall be present at the Shareholders Conference by their legal representatives or proxies appointed in written by their legal representatives.

Article 42 In the event that the legal representative of a shareholder is present at the meeting, the legal representative shall bring forth his/her identification card, effective certificate that testifies his/her qualification of legal representative, and effective share certificates; In the event that a proxy is appointed to be present at the meeting, the proxy shall bring forth his/her identification card, effective certificate that testifies his/her qualification of legal representative, and effective share certificates;

Article 43 The powers of attorney of shareholders who attended by proxy shall setout the following:
(1)     name of the proxy; whether he/she has the right to vote;
(2)     whether he/she has the right to vote; whether he/she has the right to vote on the temporary resolution which may be brought into the agenda, and the detailed instructions on which kind of the voting right shall be used if he/she has the right to vote.
(3)     date of execution and useful-life of the powers of attorney.
(4)     Signature of the legal representative and seal of the legal person.

The powers of attorney shall give clear indication of whether the proxy of the shareholder may vote according to his/her own opinions if no indications given by the shareholder.

Article 44 The powers of attorney for voting shall be submitted to the permanent linkman 24 hours before the opening of the relevant meetings. In the event that the powers of attorney is signed by others appointed by the consigner, the powers of attorney and other files subscribed and authorized shall be notarized and submitted together to the permanent linkman in charge of the meeting affairs.

In the event that the consignee is a legal person, its legal representative or others authorized by it as a representative shall be present at the shareholders meetings.

Article 45 The album of signatures by all the members presenting at the Shareholders Conferences shall be prepared by the Company. The album shall give clear indication of the company names, ID Card number of the representative, domicile, amount of voting shares and name of the consignees, etc.

Article 46 The procedures for holding a interim Shareholders Conference upon request by the Board of Supervisors or by shareholders shall be carried out in accordance with the following:
(1)     To subscribe a copy or several copies of request in written for convening an interim Shareholders Conference by the Board of Directors, with a clear statement of the topics of the meeting. Upon receipt of the request in written by the Board of Directors, notices shall be issued on convening the interim Shareholders Conference.
(2)     In the event that the notices have not been sent out after the Board of Directors have received the request for convening the Meeting, an interim Shareholders Conference may be convened by the Board of Supervisors, or by the shareholders who proposed to convene the meeting, within three months from the date of receipt of the request.

In the event that the Board of Supervisors or the Shareholders convene the Meeting by themselves due to failing to convene the meeting by the Board of Directors upon the above-mentioned request, the Company shall provide necessary assistance to the Board of Supervisors and the shareholders, and shall bear the costs for the Meeting.

Article 47 Except in the event of force majeure or other accidents, the Board of Directors shall not change the opening date of the Shareholders Conference after notices for holding the Meeting have been issued; In the event that it is assuredly necessary to make such changes, the date of registration on record of the shareholders with the right to be present at the meeting shall not be changed for this reason.

Article 48 In the event that the number of directors is less than the least number required by the Company Law, or less than tow-thirds of the number of directors required by this Articles of Association, or the unrecovered losses of the company’s capital reach one-third of the company’s total share capital, or the Board of Directors fails to convene an interim Shareholders Conference within prescribed times, interim Shareholders Conferences shall be convened in accordance with the procedures stipulated in Article 40 of this Articles of Association by the Board of Supervisors or upon proposal by two-third of the total shareholders themselves.

SECTION 3 PROPOSALS OF CONFERENCE OF THE SHAREHOLDERS

Article 49 The shareholder solely holding five percent of the total voting shares, or shareholders jointly holding five percent of the total voting shares of the Company, shall have the right to propose new resolutions to the Company.

Article 50 The proposals of the Shareholders Conferences shall meet the following requirements:
(1)     The contents shall not be against the stipulations of laws, regulations and Articles of Association, and shall be within the Company’s scale and scope of business operation, and within the Shareholders Conferences’ scale and scope of responsibilities.
(2)     The proposal have clear topics for discussion, or material matters for resolutions; and
(3)     Shall be submitted or delivered in written to the Board of Directors.

Article 51 The Board of Directors of the Company shall examine and approve the proposals of the Shareholders Conferences in accordance with the stipulations of the proceeding Article and the principle of for the shareholders’ best interest.

Article 52 In the event that some proposals are not listed in the agenda of the Shareholders Conferences by the Board of Directors, related explanations and descriptions shall be made during the meeting, and the contents of the proposals and the explanations made by the Board of Directors shall be fully recorded in the resolution or in the minutes of the Shareholders Conferences.

Article 53 In the event that an objection to the decision of not listing a proposal to the agenda of the Shareholders Conferences is expressed by the director who made the proposal, an interim Shareholders Conference may be required in accordance with the procedures stipulated in Article 48 of Articles of Association.

SECTION 4 RESOLUTIONS OF CONFERENCE OF SHAREHOLDERS

Article 54 Shareholders of the Company shall have votes in proportion with the shares held by them, one vote for each share they hold.

Article 55 The resolutions of the Shareholders Conferences consist of Common Resolutions and Special Resolutions. The Common Resolution shall be passed by shareholders presenting at the Shareholders Conference and representing half or more of the voting shares.

The Special Resolution shall be passed by shareholders presenting at the Shareholders Conference and representing two-third or more of the voting shares.

Article 56 The following matters shall be passed Common Resolution of the Shareholders Conferences:
(1)     Working report of the Board of Directors and Board of Supervisors;
(2)     Profit distribution plan and deficit recovery plan by the Board of directors;
(3)     Appointment and replacement, and compensation and payment method of the member of Board of Directors and Board of Supervisors;
(4)     the Company’s proposed annual financial budget and final accounts;
(5)     annual report of the Company;
(6)     other matters which shall be examined and passed by the Special Resolution in accordance with laws, administrative regulations or the Articles of Association of the Company.

Article 57 The following matters shall be passed by the Special Resolution of the Shareholders Conferences:
(1)     increases in or reductions of the Company’s registered capital;
(2)     the issue of bonds by the Company;
(3)     division, merger, dissolution and liquidation of the Company;
(4)     amendments of Articles of Association of the Company;
(5)     repurchase of the Company’s shares;
(6)     other issues having material effect on the Company and shall be passed by the Special Resolutions upon decision in accordance with this Articles of Association and by Shareholders Conferences of the Company.

Article 58 Unless otherwise approved by Special Resolutions of the Shareholders Conferences, the Company shall not enter into any contracts with person(s) other than the directors, general managers and/or other senior management, which hand the administration of all or important part of the Company’s business to the person(s).

Article 59 The list of candidates of directors and supervisors shall be submitted by means of a proposal to the Shareholders Conferences to approve with a resolution.

The candidates of directors of the first term shall be nominated by the promoters. The candidates of the directors of the succeeding terms shall be nominated by the Board of Directors of the last terms.

The candidates of supervisors of the first term shall be nominated by the promoters. The candidates of the directors of the succeeding terms shall be nominated by the Board of Supervisors of the last terms. In the event that the a representative of employees takes up the post of a supervisor, the candidate shall be recommended democratically by the employees of the Company.

The Board of Directors shall provide to the shareholders resumes and background information of the candidate directors and supervisors.

Article 60 Registered vote shall be adopted as the voting method of the Board of Directors.

Article 61 The votes on each issues examined and approved shall be counted by the Secretary of the Board, and the voting result shall be announced on the spot.

Article 62 The presider of the Shareholders Conferences shall determine whether the resolutions have been passed according the voting results, and shall announce the results on the spot. The voting results shall be recorded on the minutes of the Meeting.

Article 63 In the event that the presider hold any doubts of the voting results, the number of ballots may be counted; In the event that the presider doesn’t count the ballots, and there are objections to the voting results by shareholders or by their proxies presenting at the Meeting, the shareholders or their proxies shall be entitled to request that the ballots to be counted immediately, and the presider shall do such counting immediately according to their requirements.

Article 64 In the event that the Shareholders Conferences examine and approve affiliated transactions, the affiliated shareholders shall not participate in the voting, and the number of shares held by them with voting rights shall not be added to the total number of the effective votes. The situation of voting by non-affiliated shareholders shall be recorded integrally on the resolutions or the minutes of the Shareholders Conferences. In the even of particular situations that the affiliate shareholders can not avoid the voting, they may vote in accordance with normal proceedings, but the details shall be given in the resolutions and minutes of the Shareholders Conferences.

Article 65 In the event that an affiliated transaction is examined and approved by the Shareholders Conferences, the affiliated shareholders shall explain to the Meeting and shall indicate clearly that they do not participate in the voting. In the event that such shareholders do not explain the affiliation and do not avoid the voting, other shareholders may request them to make the explanation and to avoid the voting. In the event that the affiliated shareholders insist on participating in the voting, all the other shareholders presenting at the Shareholders Conferences shall apply the proceedings of the Special Resolution to vote deciding whether the transactions are affiliate and whether such shareholders shall avoid the voting. Before the voting, the other shareholders shall be entitled to request such shareholders for explanations on related issues.

In the event that affiliated shareholders are discovered by other shareholders after closing of the Shareholders Conferences to have participated in the voting related to affiliated transactions, or that there are objections on whether avoiding is applicable, the other shareholders shall be entitled to bring suits on relevant resolutions in the People’s Court in accordance with the Articles of Association.

Article 66 In the event that affiliated shareholders make a clear expression of avoiding the voting, other shareholders presenting the Shareholders Conferences shall examine and vote on the issues related to the affiliated transactions, and the voting result shall have equivalent legal binding force with other resolutions.

Article 67 The term “particular situation” in Article 64 means the following situations:
(1)     shareholders presenting at the Shareholders Conferences are only affiliated shareholders.
(2)     resolutions on participation by affiliated shareholders in the voting are submitted to the Shareholders Conferences and passed in proceedings of a Special Resolution by other shareholders presenting at the Meeting.
(3)     other situations in which the affiliated shareholders cannot avoid the voting.

Article 68 Except in the event that commercial secrets of the Company are involved and cannot be opened to the public in the Shareholders Conferences, the Board of Directors and Board of Supervisors shall make reply or explanation to the inquiries and suggestions made by shareholders.

Article 69 The Shareholders Conferences shall keep minutes of the Meeting, which shall put on record the following:
(1)     number of voting shares presenting at the Meetings, the proportion they occupies in the total shares of the Company;
(2)     date and address of the Meetings;
(3)     presider’s name, agenda;
(4)     key points in the speeches by each addressor on every issues examined and approved;
(5)     voting results on each issues voted;
(6)     inquiries and suggestions made by shareholders, and replies and explanations made by the Board of Directors and/or by Board of Supervisors.
(7)     other issues which shall be recorded in the minutes of the Meetings, upon decision by the Board of Directors and in accordance with Articles of Association,.

Article 70 The minutes of the Shareholders Conferences shall be signed by the directors and the recorder presenting at the Meeting, and shall be kept as corporate documents of the Company by Secretary of the Board of Directors. The keeping term shall be 10 years.

CHAPTER 5 BOARD OF DIRECTORS
SECTION 1 MEMBERS OF THE BOARD OF DIRECTORS

Article 71 A director of the Company shall be a natural person, who do not have to hold share of the Company. Directors of the Company include independent directors. An independent director shall have 5 years or more of experience on business operation and administration, juristic or financial works, and shall guarantee that he or she has sufficient time and energy to fulfill his or her duties as a director of the Company. The following persons shall not serve as independent directors:
(1)     an employee of the Company;
(2)     person who have ever hold a post in the Company during the past one year;
(3)     a shareholder of the Company, or an employee of a shareholder of the Company;
(4)     other person with crucial relations with the Company, the management or affiliated persons of the Company.

Article 72 The person with situations stipulated in Article 57 and Article 58 of the Company Law shall not serve as a director of the Company.

Article 73 The directors shall be elected or replaced by the Board of Directors ( or, in the first term of the Board of Directors, by the Founding Meeting ). Each term shall not be longer than three years. At the end of a director’s term, the director may serve another term if re-elected. The Shareholders Conferences shall not without reason replace a director before the expiry date of that director’s term.

A director’s term shall start from the date on which the resolution on the director’s qualification has been passed, and to the expiry date of the term of the Board of Directors.

Article 74 Director should comply with the stipulation of law, regulations and the Association and faithfully perform duty and safeguard Company’s benefit and obey the principle of considering. When the directors have conflicts with the Company or shareholders benefits, the directors should put the biggest benefit of the Company and shareholders in the first place, and guarantee that:
(1)     to execute authority within scope;
(2)     not to sign contract or have transaction with the Company that against the Articles or approval by Conference of shareholders under knowledge.
(3)     not to pursue benefits for own or others by using the Company’s internal message.
(4)     not to operate similar business or harmful activities to the Company for own or others;
(5)     not to receive bribery or other illegal income nor occupy Company’s property.
(6)     not to embezzle capital or lend Company’s capital to others.
(7)     not to occupy or receive business opportunities that should belong to the Company by using the convenience from the post.
(8)     not to receive commission related with company’s transaction without approval from Conference of Shareholders under knowledge.
(9)     not to deposit the Company’s capital by name of own or others.
(10)     not to supply guarantee by the Company’s capital for debt of shareholders or other personals.
(11)     not to expose confidential messages relate to the Company without approval from Conference of Shareholders under knowledge. While is entitled to expose the messages to court or other government departments under following situation:
     (i) according to stipulation of law;
     (ii) according to requirement of public benefit;
     (iii) according to requirement of the shareholder’s legal benefit.

Article 75 Directors shall exercise the rights granted by the Company prudently, conscientiously and diligently and guarantee the following:
(1)     The Company’s business activities are in conformity with the requirements of law, administrative regulation and economic policies of government and shall not exceed business scope stipulated in the Operation License.
(2)     Dealing fairly with all shareholders;
(3)     Reading carefully each commercial and financial report of the Company and know in time the Company’s business operation and management.
(4)     Executing handling right on management legally granted and shall not appoint others to execute the right;
(5)     Receiving legal supervision and reasonable suggestion from Board of Supervisors.

Article 76 Any director shall not execute on behalf of the Company or Board of Directors in personal name out of stipulation of Association or without legal authorization from Board of Directors. The director who execute in personal name shall state in advance his stand and identity upon the situation that the third party reasonably considers the said director is executing on behalf on the Company and Board of Directors.

Article 77 Any connections of director’s own company or his serving company with the Company on the Company’s ready or planning contract, transaction and arrangement (except for Employment Contract), whether necessarily to be proved by Board of Directors or not, shall be revealed of their level and nature to the Board of Directors.

Unless the said director has made exposition to the Board of Directors according to the stipulation of aforesaid term and the meeting of Board of Directors approved the said issue without taking the said director into account of the legal number and the said director also quit voting, the Company is entitled to cancel this contract, transaction or arrangement except the third party is of goodwill.

Article 78 Meeting of Board of Directors should be proposed to convene. The concerning director should clearly explain the issue on the meeting of Board of Directors and related condition in detail and state the challenge attitude for voting. Meeting of Board of Directors shall discuss and vote to make resolution without counting the said director in legal number.

Article 79 If the director has informed Board of Directors in written form before considering drafting relevant contracts, transactions or arrangements and has announced that the future contracts, transactions or arrangements of the Company will have interest with this director, such notice shall be considered by relevant directors as an exposition made according to the aforesaid Article .

Article 80 The director shall be considered as unabling to fulfill the post if fails to attend the board meeting for twice continuously without entrusting other directors to attend the conference and shall be suggested by the Board of Directors to be replaced by the Conference of Shareholders.

Article 81 Directors are entitled to resign before due term and shall submit resignation report to Board of Directors.

Article 82 Resignation report of the directors shall become effective after the new directors have taken the post if the resignation of the directors have lead the result that the number of the Board of Directors are below the legal number. The rest directors still on post shall convene temporary conference of shareholders and elect new directors for the vacancy. Resigning directors and the rest directors shall temporarily suspend the authorities stipulated in Article 91 (3) to (8) and (10).

Article 83 The directors upon submitting resignation and due term shall not be released from his responsibilities before the resignation report become effective or within reasonable period after effective date and within the reasonable period after due term, nor to be released from responsibility of keeping confidential on the Company’s commercial secrets after due term until the said secrets have become public information. The continued duration of other duties should be decided according to fair principle, based on the length between occurrence of the issue and outgoing and on the circumstance and condition that the relations with the Company are ended.

Article 84 The directors shall compensate for the loss due to arbitrary absence before due term.

Article 85 The Company shall not pay tax for directors in any form.

Article 86 The stipulations relates to directors in this section are also be adaptable to supervisors, general manager and other senior management.

SECTION 2 BOARD OF DIRECTORS

Article 87 The company sets up Board of Directors which is responsible for conference of shareholders. The board consists of 9 directors and appoint 1 chairman of the board, 2 vice chairmen and 2 independent directors.

Article 88 Board of Directors consists of 9 directors and appoint 1 chairman of the board, 2 vice chairmen and 2 independent directors.

Article 89 The Board of Directors shall execute following authorities:
(1)     Being responsible for convening conference of shareholders and make work report to conference of shareholders;
(2)     Executing resolution of shareholders’ conference;
(3)     Making decision on operation plan and investment program of the Company;
(4)     Drafting annual financial budget and final accounting program;
(5)     Drafting profit distribution and deficit making up program; Drafting program on increase and reduction
(6)     Drafting increase or reduce of the registered capital, issuing bond or other programs on stock or going public;
(7)     Drafting major program on purchasing, repurchasing the Company’s stock or merger, division and dissolution of the Company.
(8)     Determining risk investment, capital deposit and other security issues under authorization of conference of shareholders;
(9)     Determining installment of internal management departments;
(10)     Employing or dismissing the Company’s general manager, secretary of the Board of Directors; Employing or dismissing the Company’s senior management including vice general manager, chief of financial etc. according to proposal of general manager and determining issues concerning salary, reward and punishment, etc..
(11)     Drafting basic management regulations of the Company.
(12)     Drafting modification program on the Articles of Association of the Company.
(13)     Proposing for employment or replacement of the accountant firm for the Company’s auditing.
(14)     Listening to the working report and inspecting work of the general manager; (15) Other authorities granted by Law, regulations or the company’s Article, as well as by shareholders’ conference.

Article 90 The Board of Directors shall make explanation on the auditing report with reservation opinions from registered accountant to the Company’s financial report.

Article 91 The Board of Directors shall draft rules of conference of the Board of Directors to secure efficiency and scientific determination.

Article 92 The Board of Directors shall determine the external investment scope according to resolution and authorization of the conference of shareholders.

Article 93 The Board of Directors shall determine the sale, rent of Company’s assets, and external loan with company’s capital as security, collateral or mortgage and investments.

Article 94 The Board of Directors shall, in the scope of aforesaid stipulations, establish strict examination and decision program; Significant investment project should be evaluated by organizing relevant experts and professional personnel.

Article 95 Chairman of the board is taken charge of by company’s director, elected and replaced by over half of all directors in the election.

Article 96 Chairman of the board shall execute following authorities:
(1)     Presiding over shareholders conference, convene and host board meeting;
(2)     Conducting and inspecting the execution of resolution of Board of Directors;
(3)     Issuing company’s stock, bond and other securities;
(4)     Signing the important documents of Board of Directors and other documents that should be signed by company’s legal representative;
(5)     Exercising the authority of legal representative;
(6)     Execute special management rights to the Company which in conformity with stipulation of Law and benefit of the Company Under the urgent condition of force major such as big natural calamity, and report to the Board of Directors and conference of shareholders afterwards.
(7)     Other authorities granted by Board of Directors.

Article 97 The chairman of the board, when being unable to execute authority, shall appoint a director to act his post.

Article 98 The Board of Directors shall convene conference for at least twice a year to be called by chairman of the board and inform all directors 10 days before conference by written form .

Article 99 Chairman of the board should call the temporary board meeting in 30 working days under one of following case:
(1)     Chairman of the board considers necessary;
(2)     1/3 of the above directors jointly signed suggestion;
(3)     The proposal of Board of Supervisors;
(4)     The proposal of general manager;
(5)     Other cases stipulated in this Article.

Article 100 The temporary board meeting called by chairman of the board shall be informed 5 days before written notice to all director. Under cases in (2), (3), (4), (5), when chairman of the board can not perform duty, a vice chairman of the board or a director should be designated to call the conference; If the Chairman of the board does not perform duty without reason, nor designates specific person to exercise the duty, the conference shall be convened by vice chairman of the board or a director elected by voting through over 1/2 of the directors.

Article 101 Notice of Board of Directors’ conference includes following content:
a)     Date and place of the conference;
b)     Term of the conference;
c)     Reason and subject;
d)     Sending date of notice.

Article 102 Board meeting should be convened with presence of over 1/2 of the directors. Resolutions made by Board of Directors shall be passed by over 1/2 of all directors.

Article 103 The board meeting should be attended by directors personally. Directors being unable to attend the meeting for certain reason can entrust other directors to attend in written form. Certificate of entrustment should show period of validity, agency item, limits of authority and the full name of agent and to be signed or stamped by trustee.

The acting director attending the conference should exercise the right of director in the sphere of authority. Director who does not attend the board meeting, nor entrust proxy to attend is considered to have given up the voting rights of this conference.

Article 104 The resolution of Board of Directors is by way of voting. Each director has one voting ballot.

Article 105 The board meeting should have conference record with signatures of the recording person and directors at presence. Directors attend the conference are entitled to require the instructive record on theirs speeches on the conference. The conference record of Board of Directors shall be preserved as company’s files by the secretary of Board of Directors with storage term of 10 years.

Article 106 The conference record of Board of Directors includes following content:
a)     Date, place and presider;
b)     Name of attending director as well as acting director (proxy)s;
c)     Agenda of the conference;
d)     Main points of Director’s speech;
e)     Voting method and result of each resolution item ( voting result should show ballot number of consent, opposition or abstention ).

Article 107 Directors should sign the resolution of shareholders’ conference and undertake responsibility. The directors participating the resolution shall undertake liabilities to pay compensation for the Company if the resolution causes damage to the Company due to violations of rules, regulations or this Article. The directors shall be exempt from such liability if the said directors are proved with evidence that they have raised objective proposals and such objections have been recorded.

SECTION 3 SECRETARY OF BOARD OF DIRECOTRS

Article 108 The Board of Directors shall establish secretary post to be responsible for the Board of Directors.

Article 109 The secretary of the Board of Directors shall have essential professional knowledge and experience and be in conformity with following conditions:
(1)     Being natural person that have college education background with over 3 years of experience in secretary, management and equity affairs;
(2)     Possessing knowledge on the aspects such as finance, tax revenue, law, finance and business management as well as good moral quality and professional morals and abiding by the law, regulations and rule strictly. Being able to perform duty loyally and having good ability of handling public affairs;

Article 110 The secretary of Board of Directors performs following duties:
(1)     Preparing and presenting documents and reports of Board of Directors and conference of shareholders required by government authorities;
(2)     Arranging board meeting and shareholders and taking the responsibility for the conference record and storage of such record and files;
(3)     Guaranteeing that the entitled persons are capable of getting the required documents and records in time;
(4)     Making clarifications to the directors, supervisors and senior management of their responsibilities and law, regulations, rule, policy and stipulations of this Association that shall be complied with;
(5)     Assisting the Board of Directors in executing authority. Proposing objection timely upon violation of the resolution of Board of Directors to law, regulation, rule, policy and relevant stipulation of this Article and reporting to whole directors.
(6)     Offering consultant and advice for company’s significant decision; The relevant stipulation of plan and this article should be prompt to put
(7)     Handling issues between the Company and government authorities as well as the shareholders;
(8)     Other duties assigned by this Association.

Article 111 Company’s director or other senior managements are entitled to take concurrent post as the company’s secretary of Board of Directors. The accountant from accounting firm and lawyer from law firm employed by the Company shall not act as secretary of Board of Directors concurrently.

Article 112 The secretary of Board of Directors shall be nominated by chairman of the board and appointed by Board of Directors. Such secretary who holds concurrent post as director shall not make determination with double identities if an action shall be determined by directors and secretary of Board of Directors separately.

Article 113 Dismissal of the secretary of Board of Directors shall be determined by the Board of Directors. Board of Directors shall report to whole shareholders for the reason of this dismissal and make explanation and meanwhile appoint new secretary of the Board of Directors according to the stipulation of the aforesaid article.

Article 114 Secretary of Board of Directors should accept the examination from Board of Directors before leaving the post and transfer all issues under handling or remained to relevant persons.

CHAPTER 6 GENERAL MANAGER

Article 115 The Company shall appoint one general manager who is employed or replaced by Board of Directors. Directors can be employed as general manager, vice general manager or other senior management concurrently and the number of directors holding the above concurrent post shall not exceed 1/2 of the number of total directors of the Company.

Article 116 The staff with the situation stipulated in Company Law (57)and (58) shall not be appointed as general manager.

Article 117 Term of the general manager is three years. General manager can be re-elect and take the post continuously.

Article 118 The general manager shall be responsible for Board of Directors and exercise following authorities:
(1)     Fulfilling the production management of the Company and report to Board of Directors;
(2)     Organizing and executing the Company’s annual plan and investment scheme as well as resolution of Board of Directors;
(3)     Drawing up the company’s internal administration installation scheme;
(4)     Drawing up the basic management system of company;
(5)     Working out the specific rule of company;
(6)     Submitting to Board of Directors for proposal of employing or replacing vice general manager and chief of financial;
(7)     Employing or replacing administrative staffs outside of the decision from Board of Directors ;
(8)     Making decision on rewards and punishments, welfare and wages of Company’s staff and their employment and dismissal.
(9)     Making suggestion to convene the temporary meeting of Board of Directors;
(10)     Other authorities granted by this Article or the appointment from Board of Directors.

Article 119 General manager shall attend board meeting. Non-director general manager has no authority of voting.

Article 120 General manager exercises authority according to this Association, and carries out management conference system with general manager be sole responsibility. Significant issues shall be submitted to the management conference by general manager and shall be decided by general manager if consistent opinion can not be reached.

General manager will take the final responsibility for the issues within his authority scope.

Article 121 General manager shall report to Board of Directors or Board of Supervisors of Company the signing and execution of major contract, operation of capital and profit or loss.

Article 122 General manager shall listen to the opinions from worker’s union and staff representatives’ conference in advance before working out issues that concern with staff’s personal benefit including staff wages, welfare, production safety as well as labor protection, labor insurance, dismissal etc..

Article 123 General manager shall work out working instruction for the post and execute after approval from Board of Directors.

Article 124 The working instruction of general manager includes following content:
a)     The conditions and procedures for convening the meeting of general manager and participators;
b)     Specific responsibilities and work of general manager, vice general manager and other senior managements;
c)     Utilization of Company’s capital and asset, limits of authority for signing significant contract, as well as reporting system to Board of Directors and Board of Supervisors; d) Other necessary items considered by Board of Directors.

Article 125 The Company’s general manager should comply with the stipulation of law, administrative regulations and this Association, performs sincere and diligent duty.

Article 126 The general manager proposes to resign before term expiration to. Method and the specific program of such resign are stipulated by the labor contract between general manager and company.

CHAPTER 7 BOARD OF SUPERVISORS
SECTION 1 SUPERVISOR

Article 127 The Company set up Board of Supervisors which consists of 3 supervisors and 1 chairman. Chairman can appointed a supervisor as acting if the chairman is unable to fulfill his authority.

Article 128 Supervisors can be served by representatives of shareholders and staffs of company. Representatives of staffs shall occupy not less than one third of the number of supervisors.

Article 129 persons under the situation stipulated in Article 57 and Article 58 can not serve as supervisors. Directors, general manager and chief of financial can not serve as supervisors concurrently.

Article 130 Term of supervisor is three years. Supervisor served by shareholder shall be elected or changed by conference of shareholders. Supervisor served by staff shall be created or replaced through democratic election by staffs of company. Supervisors can be reelected and reappointed.

Article 131 Supervisors unable to attend conference personally or entrust other supervisors to attend for twice contineously is considered to be unable to fulfill his obligation and shall be proposed by Board of Supervisors to be replaced by conference of shareholders or staffs of company.

Article 132 Supervisors can hand in their resignation before the term is due. The provision on resignation of directors in Chapter 5 is also adapt to supervisors.

Article 133 Supervisors shall comply with law, administrative regulations and provisions of the ?and fulfill the obligation faithfully and diligently.

SECTION 2 BOARD OF SUPERVISORS

Article 134 Board of Supervisors has the following authorities:
(1)     Check the financial situation of the company;
(2)     Make supervision over directors, general manager and other senior officials on their actions that against law, regulation and Association;
(3)     Propose the request of amendment to directors, general manager and other senior officials for their actions that are that harm the benefit of company.
(4)     Make proposal for provisional conference of shareholders.
(5)     Attend Board of Directors.
(6)     Other authorities granted by the Association and conference of shareholders.

Article 135 Board of Supervisors can engage professional institute such as law firm or accounting firm to provide assistance when necessary. The company will bear the expenses caused thereof.

Article 136 Board of Supervisors shall have conference for at lease twice a year. The notice for the conference shall reach all supervisors in written form 10 day before the conference.

Article 137 Notice of supervisors’ Conference shall include: date, place and term of the conference and its cause and subject for discussion.

SECTION 3 RESOLUTIONS OF BOARD OF SUPERVISORS

Article 138 Conference of Board of Supervisors is hosted by chairman of supervisors.

Supervisors shall attend the conference in person or entrust other supervisor to attend by Entrustment Letter. Entrustment Letter shall show the name, entrusted issue, authority and validity of entrustment and signed or stamped by entrust person.

The acting supervisor shall execute the authority within the authorized scope. The supervisor’s voting right shall be considered to be given up if the supervisor is absence from the conference and without entrustment to other supervisors. The conference shall be held only with over half of the supervisors at presence.

Article 139 The Board of Supervisors vote by raising hands. Resolution made by Board of Supervisors shall pass half of the number of total supervisors with each supervisor has one ballot of voting.

Article 140 Conference of Board of Supervisors shall have record with signatures of supervisors and recorder that at presence. The supervisors are entitled with instructive record for their speeches on the conference. Such record shall be preserved by Board of Directors with storage term of 10 years.

CHAPTER 8 FINANCIAL & ACCOUNTING SYSTEM, PROFIT DISTRIBUTION AND AUDITING
SECTION 1 FINANCIAL & ACCOUNTING SYSTEM

Article 141 The financial & accounting system of the Company is made in conformity with law and administrative regulations and rules stipulated by government.

Article 142 The midyear financial report shall be drafted within 60 days of 6 month after each fiscal year.

Article 143 The annual report and midyear report that contain profit distribution of midyear include:
(1)     Balance sheet
(2)     Income statement
(3)     Statement of profit Distribution
(4)     Statement of cash flow
(5)     Note for accounting statement The midyear profit will not be distributed. The midyear financial report shall provide accounting statement except (3)

Article 144 Midyear financial report and annual report are drafted in conformity with relevant law and regulation.

Article 145 The company has no other account book except the legal account book. Assets of the Company are not to be deposited under any personal account.

Article 146 Profit after tax are distributed by following order:
(1)     making up the deficit of the last year;
(2)     drawing 10% as legal common reserve fund;
(3)     drawing 5% as legal public welfare fund;
(4)     drawing arbitrary common reserve fund;
(5)     paying share interest to shareholders.

When the aggregate balance in the statutory common reserve fund is fifty per cent or more of the registered capital of the company, the company need not make any further allocations to that fund. Subject to a resolution of the shareholders’ meeting, after the company has set aside funds for the statutory common reserve fund and statutory common welfare fund, the company may set aside funds for a discretionary common reserve fund. The company shall not distribute profits to the shareholders before the company has made up its losses and made allocations to its common reserve fund and statutory common welfare fund.

Article 147 New shares will be issued according to original share structure of shareholders if the resolution from conference of shareholders has been made to turn common reserve fund to capital stock. The remaining common reserve fund shall not less than 25% of registered capital after the legal common reserve fund has been turned to capital shares.

Article 148 Upon resolution from conference of shareholders on program for income distribution, the Board of Directors shall complete the distribution of share interest (or share) within 2 months after the conference of shareholders.

Article 149 Share interest can be assigned in cash or shares.

SECTION 2 INTERAL AUDITING

Article 150 The Company operates internal auditing system with specific auditor to have supervision over financial income and expenses and economic activity within the Company.

Article 151 Internal auditing system and responsibility of auditor shall be executed upon approval of board meeting. Auditor shall be responsible for board of directors and make reporting.

SECTION 3 EMPLOYMENT OF ACCOUNTING FIRM

Article 152 Accounting firm can be employed according to proposal of board meeting and resolution of shareholder’s conference with term of one year and renewable after due time.

Article 153 Accounting firm employed has the following rights:
(1)     Check financial statements, records and accounting documents; To be entitled to acquire for relevant material and instructions from directors, general manager or other senior managements,
(2)     Acquire for essential documents and instruction of affiliated company for fulfilling its obligations.
(3)     Attend conference of shareholders, obtain notice for the conference and other relevant information. Make statement on issues in connection with accounting firm on the conference.

Article 154 Reward of the accounting firm is decided by shareholder’s conference.

Article 155 Termination or extension of the employment is decided by shareholder’s conference.

CHAPTER 9 NOTICE AND ANNOUNCEMENT

Article 156 the notice of the company shall be sent through:
Designated person,
Mail,
Announcement,
Other ways stipulated in the Association.

Article 157 The notice sent through announcement shall be considered to be received by all relevant persons once announced.

Article 158 The notice for convening conference of shareholders shall be sent through designated person, mail or announcement.

Article 159 The notice for convening board meeting shall be sent through designated person or mail.

Article 160 The notice for convening Board of Supervisors shall be sent through designated person or mail.

Article 161 The notice sent by designated person shall have receipt from receivers with signature (or stamp), the date on the receipt shall be the arriving date of the notice; Arriving date of notice sent by mail shall be the fifth date after sending date; Arriving date of notice sent by announcement shall be the first announcement date.

Article 162 Conference and its resolution shall keep valid if the entitled person failes to have received the notice by accidental omission or other reasons.

CHAPTER 10 MERGER, DIVISION, DISSOLUTION AND LIQUIDATION

SECTION 1 MERGER AND DIVISION

Article 163 The company can execute merger and division according to law.

Article 164 Merger and division of the Company shall be executed by following procedures:
(1)     Drafting program of merger and division by Board of Directors;
(2)     Making resolutions by conference of shareholders according to the rules of Association.
(3)     Signing contract on merger and division among participating parties.
(4)     Making relevant applications according to law.
(5)     Handling issues on credit rights and liabilities of the merger and division.
(6)     Making resolution on dissolution or modification.

Article 165 Upon merger and division, each party involved shall draft its balance sheet and property list. The Company shall inform creditor within 10 days from the merger and dissolution resolution of Conference of shareholders and make public announcement within 30days on the public issuing newspaper.

Article 166 The creditor shall be entitled to request the Company to pay off debt or provide relevant credit within 30 days after receipt of notice or within 90 days after the first public announcement. Merger and division shall not be executed if the Company can not pay off the debt or supplying relevant credit.

Article 167 Board of Directors of the Company shall adopt necessary measures to protect legal rights of the shareholders who oppose the merger and division.

Article 168 The handling of the capital, credit rights and liabilities of each party involved in merger and division shall be clearly stipulated by signing contract. The credit rights and liabilities of each party shall be transferred to the existing company or new company after merger. The liability before division shall be undertaken by the Company after division according to contract.

Credit right and liabilities of each party shall be transferred to the existing company.

Article 169 Upon merger and division which caused changing in the registered issues, the Company shall make application to government authority for changing registration; the Company shall apply for cancellation registration upon dissolution and apply for company registration upon setting up new company.

SECTION 2 DISSOLUTION AND LIQUIDATION

Article 170 The Company shall be dissoluted and liquidated legally under any of following situation:
(1)     The operation term is due.
(2)     Conference of shareholders has made such resolution.
(3)     The company is mergered or divided.
(4)     The company has announced to be bankrupt for being unable to pay off the due debt.
(5)     The company is forced to be closed off due to betraying law and regulation.

Article 171 The company shall set up liquidation group within 15 days after dissolution of the company under terms of (1)and(2).
The liquidation shall be executed according to the contract signed among all involved parties upon merger and division if the Company is dissoluted under term (3)
Shareholders, relevant institution and professional persons shall be organized by the People’s Court to set up liquidation group and execute liquidation if the Company is dissoluted under term (5).
Shareholders, relevant institution and professional persons shall be organized by relevant governing departments to set up liquidation group and execute liquidation if the Company is dissoluted under term of (4).

Article 172 The authorities of Board of Directors and general manager shall be suspended upon the establishment of liquidation group. The Company shall not operate new business activities within liquidation.

Article 173 Liquidation group shall be entitled with following authorities:
(1)     Notify or make public announcement to the creditors;
(2)     Make Liquidation on the Company’s property, draft balance sheet and property sheet;
(3)     Handling unconcluded business connect with liquidation.
(4)     Pay off unpaid tax.
(5)     Making liquidation on creditor’s right and debt.
(6)     Handling remaining property after the Company has paid off the debt.
(7)     Representing the Company to participate in civil lawsuit activities.

Article 174 liquidation group shall notify the creditor within 10 days after establishment and make public announcement for three times with 60 days on public issuing newspaper.

Article 175 Creditors shall claim their rights to the liquidation group within the stipulated time and shall claim issues related to their rights with proving material upon claiming. Creditors right shall be registered by liquidation group.

Article 176 liquidation group shall draft liquidation program after liquidation over the Company’s property, draft balance sheet and property sheet and propose to conference of shareholders or related governing department.

Article 177 Property of the Company shall be paid off according to following procedure:
(1)     Pay off liquidation expenses;
(2)     Pay off wages and labor insurance expanses of staffs.
(3)     Pay off due tax
(4)     Pay off debt of Company
(5)     Distribute according to the share percentages.

The company’s asset shall not be assigned before liquidation stipulated from (1) to (4).

Article 178 Liquidation group shall apply to the People’s Court for bankrupt if it considers the Company’s asset is not enough for paying off the debt and shall transfer the liquidation issue to the People’s Court after it has announced the Company is bankrupt.

Article 179 Liquidation group shall draft Liquidation report, income and expenditure report and account book after liquidation and submit to Conference of shareholders or relevant governing deportments for confirmation. Liquidation group shall execute cancellation registration to the department where the Company made registration within 30 days after receiving confirmation on Liquidation Report from Conference of shareholders or relevant governing department and announce the termination of the Company.

Article 180 Members of liquidation group shall be faithful to the post and perform their duties without acceptance of bribe or other illegal income by misusing the authority or converse the property of the Company.

Chapter 11 Amendment of Articles of Association

Article 181 The Company shall amend the Articles of Association under any of the following circumstances:
(1)     Provisions stipulated in Articles of Association collide with the stipulations of relevant laws and administrative regulations when there are amendments to the Company Law, or to relevant laws and administrative regulations.
(2)     Contents recorded in Articles of Association are not in conformity with the facts when the there are changes in the Company’s situation.
(3)     Shareholders’ Conferences decide to amend the Articles of Association.

Article 182 The amendment to the Articles of Association passed by the shareholders’ conferences shall submitted to the original examining and approving authority concerned for approval in the event that such approval by authority concerned is obligatory, and shall apply for changing registration according to law in the event that such amendment relates to company registration.

Article 183 The Board of Directors shall amend the Articles of Association in accordance with the resolution of the shareholders’ conferences, and in accordance with the opinions and demands of the relevant responsible authorities.

CHAPTER 12 SUPPLEMENTARY ARTICLES

Article 184 Detailed rules may be formulated pursuant to this Articles of Association by the Board of Directors. The detailed rules shall not collide with the rules stipulated by this Articles of Association.

Article 185 The Articles of Association shall be written in Chinese. In events of any discrepancy between the Chinese version and other versions, the latest Chinese version approved and registered by and with the Industrial and Commercial Administration shall prevail.

Article 186 In this Articles of Association, the terms “above”, “within” and “under” all refer to number including itself, or numbers including them. The terms “less than” and “except” all refer to number not including itself, or numbers not including themselves. .

Article 187 The Board of Directors shall be responsible for the explanation for the Articles of Association.

Article 188 The Articles of Association shall come into effect upon the examination and approval by the founding meeting of the Company, and upon the approval and registration by and with the Industrial and Commercial Administration.

YANGLING DAIYING
BIOLOGICAL ENGINGEERING CO., LTD.
April 10, 2004

April 10, 2004

YANGLING DAIYING

BIOLOGICAL ENGINGEERING CO., LTD

shareholders roll

Wenxia Guo	12,800,000	32%
Xi'an JinYou Sci-tech Investment
Management Co., Ltd.	8,000,000	20%
Zengfu Li	4,000,000	10%
ShangHai Lu Zhou (Group) Co., Ltd	3,000,000	7.5%
Tianxi Wang	2,800,000	7%
Cai Ye	2,194,348	5.49%
Hengli Tang	1,400,000	3.5%
Chunying Wang	1,254,194	3.135%
Jianing Gu	1,000,000	2.5%
Xiuli Fan	1,000,000	2.5%
Lipeng Yan	437,500	1.094%
Jianjun Liu	297,618	0.744%
Zheqi Yang	200,000	0.500%
Xiuling Liu	148,810	0.372%
Guangliang Lu	148,810	0.372%
Lingzhi Kong	148,810	0.372%
Bao Li	148,810	0.372%
Shurong Xie	145,100	0.363%
Zhinian Ji	130,000	0.325%
Wei Zhao	130,000	0.325%
Wenhai Shi	100,000	0.25%
Fuying Li	100,000	0.25%
Jiang Luo	100,000	0.25%
Shulin Zhang	50,000	0.125%
Yonglie Chu	50,000	0.125%
Qi Liu	50,000	0.125%
Tong Zhu	30,000	0.075%
Chongkai Liao	30,000	0.075%
Wenge An	26,000	0.065%
Wenli Xu	25,000	0.0625%
Yaling Liu	15,000	0.0375%
Aiping Pan	10,000	0.025%
Li Wang	10,000	0.025%
Zan Tang	10,000	0.025%
Shouli Xiong	10,000	0.025%